Exhibit 99.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
ADVANCED HOMECARE MANAGEMENT, INC.
d/b/a/ ENCOMPASS HOME HEALTH & HOSPICE,
EHH MERGER SUB CORPORATION,
CARESOUTH HEALTH SYSTEM, INC.,
CAPITOL PARTNERS I, L.P.,
CAPITOL PARTNERS II, L.P.,
CAPITOL PARTNERS III, L.P.,
RICK GRIFFIN,
JOHN SOUTHERN
and
CAPITOL PARTNERS, L.L.C., AS THE SELLERS’ REPRESENTATIVE
Dated as of August 28, 2015
This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and will not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution and delivery of this document by all such parties.

i

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Transition Services Agreement
Exhibit D	Allocation Schedule

ANNEXES

Annex I    Reference Capitalization Table
Annex II    Pro Rata Percentages

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of August 28, 2015, by and among Advanced Homecare Management, Inc. d/b/a Encompass Home Health & Hospice, a Delaware corporation (the “Buyer”), EHH Merger Sub Corporation, a Delaware corporation (“Merger Sub” and, together with the Buyer, the “Buyer Parties”), CareSouth Health System Inc., a Delaware corporation (the “Company”), Capitol Partners I, L.P., a Delaware limited partnership (“Capitol Partners I”), Capitol Partners II, L.P., a Delaware limited partnership (“Capitol Partners II”), Capitol Partners III, L.P., a Delaware limited partnership (“Capitol Partners III”), both in its capacity as a Stockholder and as a Warrantholder, Rick Griffin, an individual resident of the State of Georgia (“Griffin”), John M. Southern, an individual resident of the State of Georgia (“Southern” and, collectively with Capitol Partners I, Capitol Partners II, Capitol Partners III and Griffin, the “Principal Stockholders”), and Capitol Partners, L.L.C., solely in its capacity as representative of the Sellers pursuant to Section 11.01 (the “Sellers’ Representative”).
RECITALS
WHEREAS, this Agreement contemplates a transaction in which the Buyer will acquire the Company pursuant to a transaction in which Merger Sub, a wholly-owned subsidiary of the Buyer, will merge with and into the Company, with the Company surviving the merger (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”);
WHEREAS, the Common Stock, Series A Preferred Stock, the Options and the Warrants, each as set forth in Annex I hereto, constitute all the Equity Interests of the Company;
WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding shares of Common Stock and Series A Preferred Stock will be converted into, and the Options and Warrants will be cancelled in exchange for, the right to receive the consideration set forth in this Agreement;
WHEREAS, the respective boards of directors of the Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the other transactions contemplated herein, upon the terms and subject to the conditions set forth herein, and have resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the Principal Stockholders collectively hold shares of Common Stock and Series A Preferred Stock having sufficient voting power to cast not less than the minimum number of votes that would be necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated herein as required by the DGCL and the Organizational Documents; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Merger Sub and Parent to enter into this Agreement, the Principal Stockholders have delivered consents (the “Principal Stockholder Consents”) approving and adopting this Agreement, the Merger and the other transactions contemplated herein; and
WHEREAS, the Buyer, Merger Sub, Sellers and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.
AGREEMENT
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
Section 1.01    Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:
“1933 Act” means the Securities Act of 1933, as amended.
“Accounting Principles” means GAAP as in effect on the 2014 Balance Sheet Date and, to the extent consistent with GAAP, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the 2014 Balance Sheet.
“Acquired Companies” means, collectively, the Company (including, for the avoidance of doubt, the Surviving Corporation) and each of its Subsidiaries, other than the Excluded Entities.
“Action” means any claim, charge, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.
“Additional Consideration” means, as of any date of determination, without duplication, the sum of (a) the portion of the Escrow Amount paid or payable to the Sellers pursuant to this Agreement and the Escrow Agreement, plus (b) any Closing Cash Merger Consideration adjustments payable to the Sellers under Section 2.12(f)(i) or Section 2.12(g)(B).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person (a) if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least fifty percent (50%) of any class of the Equity Interests of such specified Person.
“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, and each of the other agreements, certificates, instruments and documents to be executed and delivered by the parties hereto in connection with the transactions contemplated hereby, including the Letters of Transmittal.
“Appraisal Report” means the appraisal report that sets forth the fair market values of the Distributed Assets as of the Closing Date, delivered by the Sellers’ Representative, and consented to by the Buyer, pursuant to Section 6.19.
“Business” means the businesses conducted by the Acquired Companies and proposed to be conducted by the Acquired Companies, as of the date hereof and as of the Closing Date; provided, that “Business” shall not include the business conducted by Spinco as of the date hereof and as of the Closing Date.
“Business Associate Agreement” means a “business associate contract” as such term is used in HIPAA, including at 45 C.F.R. §§ 164.308(b), 164.314(a) and 164.504(e).
“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Cash” means unrestricted cash and cash equivalents, as determined in accordance with the Accounting Principles, in each case, excluding any uncleared checks or drafts of the Acquired Companies and including any uncleared checks or deposits received by the Acquired Companies.
“Cash Merger Consideration” means an amount equal to (a) the Closing Cash Merger Consideration, plus (b) any Additional Consideration.
“Change of Control Payment” means (a) any bonus, severance, termination, retention or other payment or other form of Compensation that is created, increased, accelerated, accrues or becomes payable by any Acquired Company to any present or former director, stockholder, employee, partner, advisor, independent contractor or consultant thereof, including pursuant to any offer letter, employment agreement, independent contractor or consulting agreement, benefit plan, Employee Plan or any other Contractual Obligation, including, to the extent payable by any Acquired Company, any Taxes payable on or triggered by any such payment (including, for the avoidance of doubt, payments with respect to the Options), and (b) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by any Acquired Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of clause (a) and clause (b) of this definition, as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions.
“Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.
“Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.
“Class C Common Stock” means the Company’s Class C Common Stock, par value $0.01 per share.
“Closing Cash Amount” means the Cash of the Acquired Companies as of immediately prior to the Closing.
“Closing Cash Merger Consideration” means an amount equal to (a) the Estimated Cash Purchase Price minus (b) the Escrow Amount.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means the amount of Debt of the Acquired Companies as of immediately prior to the Closing.
“Closing Per Share Cash Merger Consideration” means an amount equal to (a) (i) the Closing Cash Merger Consideration minus (ii) the aggregate amount of the Series A Liquidation Preference payable to the outstanding shares of Series A Preferred Stock, divided by (b) the Fully-Diluted Common Share Number.
“Closing Per Share Non-Designated Equityholder Merger Consideration” means an amount equal to (a) the Closing Per Share Cash Merger Consideration, plus (b) the Per Share Non-Designated Equityholder Spinco Value.

“Closing Per Share Designated Equityholder Merger Consideration” means an amount equal to (a) the Closing Per Share Cash Merger Consideration, minus (b) the Per Share Designated Equityholder Spinco Value.
“Closing Tax Amount” means the liabilities of the Acquired Companies for Tax described in Section 9.01(a)(vi)(A) & (C) determined as of the end of the Closing Date, taking into account the consummation of the transactions contemplated herein and subject to Article X, disregarding, for the avoidance of doubt, any rights to refunds or similar Tax assets.
“Closing Working Capital” means the Working Capital of the Acquired Companies as of immediately prior to the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and any Treasury Regulations promulgated thereunder.
“Commingled Contract” means any Contractual Obligation pursuant to which both a Seller or any of such Seller’s Affiliates (other than the Acquired Companies) or an Excluded Entity, on the one hand, and any Acquired Company, on the other hand, provide or receive services to or from any third party.
“Common Stock” means, collectively, the Company’s Class A Common Stock, Class B Common Stock, and Class C Common Stock.
“Companies” means the Company and its Subsidiaries, including both the Acquired Companies and the Excluded Entities.
“Company Charter” means the certificate of incorporation of the Company, as amended.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Acquired Companies or licensed for use by the Acquired Companies in connection with the Business, including all Intellectual Property Rights in and to Company Technology.
“Company’s Knowledge” means the actual knowledge, after reasonable investigation, of any of Griffin, Southern, J. Ken Bell, Jon Wilder, Theresa Lantz, Bobbi Blair, Debbie Keith or Kelly Tripp.
“Company Stock Plan” means each of the 1998 CareSouth Employee Stock Option Plan and the 2009 CareSouth Employee Stock Option Plan (and, together, the “Company Stock Plans”).
“Company Technology” means any and all Technology owned by the Acquired Companies or licensed for use in connection with the Business.
“Compensation” means, with respect to any Person, all salaries, wages, commissions, compensation, remuneration, bonuses, severance or termination benefits, change-of-control benefits, retention benefits, independent contractor fees or other benefits or payments of any kind or character whatsoever (including benefits paid or payable under any Employee Plan or issuances or grants of Equity Interests), made directly or indirectly by an Acquired Company to or for the benefit of such Person or any Family Member, beneficiary or dependent of such Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Merger, (b) the distribution of the Distributed Assets in connection with the Merger and (c) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or unwritten, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Cost Report” means all cost and other reports related to the Business filed pursuant to the requirements of the Government Programs for cost-based payments or reimbursement due to or claimed by the Acquired Companies from the Government Programs or their fiscal intermediaries or payor agents, including all related appeals and appeal rights.
“Debt” means, with respect to any Person, and without duplication, all liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business and included in the calculation of Working Capital), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case, for purposes of the definition of “Closing Debt” (and not for purposes of Section 3.08), solely to the extent drawn or funded), (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
“Designated Equityholders” means the Principal Stockholders plus James K. Bell, Jon Wilder, Theresa Lantz, Debbie Keith, Kelly Tripp, Suzanne McLeod and Walter Wright.
“Designated Equityholder Diluted Share Number” means the total number of issued and outstanding shares of Common Stock held by the Designated Equityholders calculated on a fully-diluted basis assuming (i) the exercise in full of all Options held by the Designated Equityholders that are outstanding and exercisable at such time, and conversion of such Options into shares of Common Stock in accordance with the terms thereof and the Company Stock Plan or other applicable equity incentive plan, (ii) the deemed conversion of all Series A Preferred Stock into shares of Common Stock in accordance with the Company Charter, and (iii) exercise in full of the Warrants and conversion of such Warrants into Common Stock.
“Discontinued Operations” means those agencies, facilities or locations owned or managed in whole or in part by an Acquired Company which were closed, sold or otherwise transferred, or where the license to operate such facility has been sold or was otherwise transferred, or any such sale or transfer is currently planned, to a Third Party from and after January 1, 2013, including any dormant entities that are no longer used in the continuing operation of the Business.
“Dispute Notice” means any written notice provided by Buyer or Sellers’ Representative, as applicable, pursuant to Sections 2.12 (b), (c), (d) or (e).
“Distributed Assets” means the assets treated for Tax purposes as distributed in connection with the distribution of the Excluded Entities and the Discontinued Operations, including those assets set forth on Schedule 1.01(a).
“Employee Plan” means any plan, program, policy, agreement, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee benefit plan within the meaning of Section 3(3) of ERISA

(whether or not subject to ERISA), (b) an employment agreement, advisory agreement, independent contractor or consulting agreement, personal services agreement, offer letter, equity bonus, equity purchase, equity option, restricted equity, equity appreciation right, phantom equity arrangement or similar equity or equity-based plan, agreement, or award or (c) deferred-compensation, retirement, severance, termination pay or benefits, health, welfare-benefit, reimbursement, bonus, change of control, incentive, profit-sharing, vacation, retention, disability, life insurance, sick leave, paid time off, death, long term care, fringe benefits or other similar plan, program, policy, agreement, arrangement.
“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).
“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (howsoever designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any employer, trade or business (whether or not incorporated) which any relevant time would be treated together with such Person as a “single employer” within the meaning of Code Section 414.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an escrow agreement, in substantially the form of Exhibit A hereto, to be entered on or prior to the Closing Date by and among the Buyer, the Sellers’ Representative and the Escrow Agent.
“Escrow Amount” means collectively, the Indemnity Escrow Amount, the Tax Escrow Amount and the Working Capital Escrow Amount.

“Estimated Cash Purchase Price” means an aggregate amount equal to (a) $170,000,000, plus (b) the Closing Cash Amount, minus (c) the Closing Debt Amount, minus (d) the Seller Transaction Expenses, solely to the extent unpaid as of immediately prior to the Closing, plus or minus, as applicable, (e) the amount by which the Estimated Working Capital exceeds or is less than the Working Capital Target, if any, plus (f) the aggregate exercise price of all in-the-money Options, plus (g) the aggregate exercise price of all in-the-money Warrants, plus (h) the aggregate amount required to repay the Stockholder Loans in full, minus (i) the Closing Tax Amount.
“Excluded Entities” means Spinco and the Subsidiaries of the Company set forth on Schedule 1.01(b) hereto.
“Facilities” means any buildings, plants, improvements or structures located on the Real Property.
“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.
“Fully-Diluted Common Share Number” means the total number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time calculated on a fully-diluted basis assuming (i) the exercise in full of all Options that are outstanding and unexercised at such time, and conversion of such Options into shares of Common Stock in accordance with the terms thereof and the Company Stock Plan or other applicable equity incentive plan, (ii) the deemed conversion of all Series A Preferred Stock into shares of Common Stock in accordance with the terms of the Company Charter and (iii) the exercise in full of the Warrants and conversion of such warrants into shares of Class A Common Stock.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.
“Government Program” means any United States federal, state or local health care or reimbursement programs administered by a Governmental Authority under Title XVIII of the Social Security Act (“Medicare”), Title XIX of the Social Security Act (“Medicaid”), CHAMPUS, TRICARE, or any other health care or payment program financed in whole or in part by any domestic federal, state or local government, and any successor program to any of the above.
“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person)on the basis of any promise or undertaking of such Person (i) to pay the Debt or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other liabilities of such partnership or venture.
“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.
“Health at Home” means the joint venture between the Company and LCS.
“Healthcare Laws” means all applicable Legal Requirements, Governmental Program conditions of participation, other legal requirements imposed by any Governmental Authority, and any judgment, decree, order, writ or injunction of any Governmental Authority, including to the extent applicable the following Legal Requirements: (a) health care or insurance fraud or abuse, including the following statutes and the regulations promulgated thereunder: the Federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal physician self-referral law (42 U.S.C. § 1395nn) (the “Stark Law”), the Federal False Claims Act (31 U.S.C. § 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (b) the Consolidated Omnibus Budget Reconciliation Act of 1985; (c) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including the amendments implemented by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008; (d) Title XIX of the Social Security Act, 42 U.S.C. §§1396-1396v (the Medicaid statute); (e) TRICARE, 10 U.S.C. §1071 et seq.; (f) all Information Laws as defined herein; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), including the Federal Sunshine Act provisions; (h) the Federal Controlled Substances Act (21 U.S.C. § 801, et seq.); (i) the regulations and legally enforceable policies promulgated under each of the foregoing Legal Requirements; and (j) any other Legal Requirement or legally enforceable policy, or other Legal Requirement with respect to kickbacks, billing, utilization review, patient brokering, coding, physician self-referrals, fee-splitting, patient or program charges, the hiring of employees or acquisition of services or products from those who have been excluded from Governmental Programs, claims submissions, dispensing equipment and medical devices, medical or clinical documentation, medical record retention, referrals, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time, and any and all implementing regulations, as in effect from time to time, including, but not limited to, the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, and as amended by the HIPAA Omnibus Rule.
“Indemnified Person” means, with respect to any Indemnity Claim, each Buyer Indemnified Person or Seller Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.01 or Section 9.02, as the case may be (it being understood that, as contemplated by Section 11.01, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any

Sellers under Section 9.02, and the term “Indemnified Person” shall mean the Sellers’ Representative to the extent that it is acting in such capacity on behalf of any Sellers).
“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Sellers’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 11.01, the Sellers’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Sellers for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Sellers in connection with each Indemnity Claim brought against any of the Sellers under Section 9.01, and the term “Indemnifying Party” shall mean the Sellers’ Representative when it is acting in such capacity on behalf of any or all of the Sellers).
“Indemnity Claim” means a claim for indemnity under Section 9.01 or Section 9.02, as the case may be.
“Indemnity Escrow Amount” means $9,000,000.
“Information Laws” means all applicable Legal Requirements concerning the privacy and/or security, integrity, accuracy, protection, management, storage, transmission or exchange of personal data of or concerning an individual, including “Protected Health Information” as that term is defined under HIPAA, or other similar health information and social security numbers, including, where applicable, HIPAA, state data breach notification Legal Requirements and state social security number protection Legal Requirements.
“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature howsoever denominated, throughout the world, including (a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith; (c) domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, common-law rights, and statutory rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
“LCS” means LCS, LLC, Life Care Services, LLC, LCS Development, CPS and any Affiliates of the foregoing.
“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.
“Letter of Transmittal” means a Letter of Transmittal in the form of Exhibit B.
“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate with all other adverse events, changes, facts, conditions, circumstances or occurrences, has had or would reasonably be expected to have a material adverse effect on (A) the business, operations, results of operations, properties, assets, or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (B) the ability of the Company and any Seller to consummate the Contemplated Transactions, other than, solely with respect to clause (A) of this definition, the following: (i) events, changes, facts, conditions, circumstances or occurrences generally affecting the Acquired Companies’ industry in the United States, (ii) events, changes, facts, conditions, circumstances or occurrences generally affecting the United States economy or the United States debt, credit or securities markets, (iii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism after the date hereof, (iv) any failure of the Acquired Companies to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably be expected to be, a Material Adverse Effect), (v) proposed or pending federal, state or local legislation, regulation or administration of any Governmental Authority, including any court decisions affecting federal, state or local legislation that are not specifically directed at any of the Acquired Companies, or (vi) events, changes, facts, conditions, circumstances or occurrences resulting from the announcement of this Agreement and the Contemplated Transactions (provided that this clause (vi) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.03, Section 3.04, Section 4.02 and Section 4.03 and the covenants and agreements set forth in Section 6.06); provided, that, in the case of the foregoing clauses (i), (ii), and (iii), except to the extent that such matters do not have a material disproportionate effect on the Acquired Companies relative to similarly situated industry participants.
“Non-Designated Equityholders” means the Stockholders and Optionholders, in each case, who are not Designated Equityholders.
“Option” means an option to purchase shares of Class C Common Stock granted under the Company Stock Plans, or otherwise, whether or not vested or fully exercisable.
“Optionholders” means the holders of outstanding and unexercised Options as of immediately prior to the Effective Time.
“Ordinary Course of Business” means, with respect to any Person, an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal operations of such Person.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Patient Cost” means an amount equal to $10,000 per patient that is related to such individual breach pursuant to Section 6.11(d)(i).
“Per Share Accrued Dividend” means, for each share of Series A Preferred Stock, the aggregate amount of accrued and unpaid dividends on such share of Series A Preferred Stock as of immediately prior to the Effective Time determined in the manner set forth in the Company Charter.
“Per Share Non-Designated Equityholder Spinco Value” means an amount equal to the quotient obtained by dividing (a) the Spinco Value by (b) the Fully-Diluted Common Share Number.

“Per Share Designated Equityholder Spinco Value” means an amount equal to the quotient obtained by dividing (a) the aggregate amount allocated to the Non-Designated Equityholders for Spinco Value by (b) the Designated Equityholder Diluted Share Number.
“Per Share Cash Merger Consideration” means an amount equal to the quotient obtained by dividing (a) (i) the Cash Merger Consideration, minus (ii) the aggregate amount of the Series A Liquidation Preference payable to the outstanding shares of Series A Preferred Stock, by (b) the Fully-Diluted Common Share Number; provided, that for purposes of the payments made at the Closing pursuant to Section 2.10, the Per Share Cash Merger Consideration shall be determined based on the Closing Cash Merger Consideration rather than the Cash Merger Consideration.
“Per Share Non-Designated Equityholder Merger Consideration” means an amount equal to (a) the Per Share Cash Merger Consideration, plus (b) the Per Share Non-Designated Equityholder Spinco Value.
“Per Share Designated Equityholder Merger Consideration” means an amount equal to (a) the Per Share Cash Merger Consideration, minus (b) the Per Share Designated Equityholder Spinco Value.
“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, accreditation (including CLIA), registration (including Medicaid Provider Number, Employer Identification Number, National Provider Identifier, Provider Transaction Access Number), certificate (including a Certificate of Need) or other similar authorization issued by, or otherwise granted by, any Governmental Authority (including state licenses, city business licenses, and county business licenses) to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the liabilities of the Acquired Companies in respect of which are not overdue or otherwise in default, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Acquired Company is not in default under such lease or rental agreement), (d) non-exclusive licenses in Intellectual Property and Technology granted in the Ordinary Course of Business and (e) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property or Real Property Lease which are not violated in any material respect by the current use and operation of the Real Property or Real Property Lease.
“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
“Personal Information” means personally identifiable information pertaining to an individual that is regulated or protected by one or more federal or state information privacy or security laws, including, but not limited to, “Protected Health Information” or “Electronic Protected Health Information” as those terms are defined under HIPAA.
“Pre-Closing Tax Period” means all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date.
“Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).
“Preferred Original Issue Price” means $1.75.
“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Annex II hereto.
“RAC Audit” means an audit conducted by a Recovery Audit Contractor (“RAC”) for the Centers for Medicare & Medicaid Services.
“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Sellers” means the Stockholders, Optionholders and Warrantholders.
“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution, documentation and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by any Acquired Company to the extent such costs, fees and expenses are payable or reimbursable by any Acquired Company, including, (a) (i) all brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred and (iii) all Change of Control Payments and (b) any unpaid fees and expenses owing to any Seller or to any Seller’s Affiliate prior to or on the Closing Date (other than the payments contemplated in Section 2.10 and whether or not arising in connection with this Agreement or the Contemplated Transactions).
“Series A Liquidation Preference” means, for each share of Series A Preferred Stock, an amount equal to (a) the Per Share Accrued Dividend, plus (b) the Preferred Original Issue Price.
“Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $.01 per share.
“Spinco Value” means an amount agreed by the Sellers’ Representative and the Buyer pursuant to Section 6.19.
“Stockholder Loans” means those certain loans made by the Company to each of Griffin, Gilbert White and Marcus Kimsey, III (collectively, the “Stockholder Loan Borrowers”) in connection with their purchase of Common Stock as contemplated by the subscription agreements between the Company and the foregoing Persons dated as of March 10, 1998.
“Stockholders” means the holders of Common Stock and Series A Preferred Stock as of immediately prior to the Effective Time (other than any of the Acquired Companies).
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means (a) any and all U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat or unclaimed property obligation, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.
“Tax Basis Report” means the report that sets forth the tax basis of the Distributed Assets as of the Closing Date, delivered by the Sellers’ Representative and consented to by the Buyer, pursuant to Section 6.19.
“Tax Escrow Amount” means $375,000.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, electronic, electrical, and mechanical equipment, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Transaction Deductions” means the sum of all items of current loss or deduction for U.S. federal income Tax purposes deductible under applicable Legal Requirements in the Tax period or portion thereof ending on the Closing Date resulting from or attributable to the transactions contemplated hereunder and delivered by the Sellers’ Representative and consented to by the Buyer, pursuant to Section 6.19.
“Transition Services Agreement” means a transition services agreement, in substantially the form of Exhibit C hereto, to be entered on or prior to the Closing Date by and between the Company (or one or more of the Company’s Affiliates) and Spinco, and with such updates to the schedules thereto as the Buyer and the Company may mutually agree prior to the Closing pursuant to Section 6.21.
“Treasury Regulations” means the regulations promulgated under the Code.
“Warrantholders” means the holders of Warrants as of immediately prior to the Effective Time.
“Warrants” means, collectively, (a) the CareSouth Health Systems, Inc. Warrant to Purchase Common Stock, dated as of September 13, 2000, entitling Capitol Partners III the right to subscribe for and purchase from the Company 2,285,714 shares of Class A Common Stock, subject to the terms and conditions contained therein, and (b) the CareSouth Health Systems, Inc. Warrant to

Purchase Common Stock, dated as of March 31, 2005, entitling Capitol Partners III the right to subscribe for and purchase from the Company 5,000,000 shares of Class A Common Stock, subject to the terms and conditions contained therein.
“Working Capital” means the current assets (excluding Cash, any Tax assets and Stockholders Loans) of the Acquired Companies minus the current liabilities (excluding Debt,
Transaction Expenses, and any Tax liabilities) of the Acquired Companies, in each case calculated in accordance with the Accounting Principles and in each case including only those line items identified on the attached Working Capital Schedule.
“Working Capital Escrow Amount” means $1,300,000.
“Working Capital Target” means an amount no less than $7,250,000 and no greater than $8,000,000.
“ZPIC Audit” means an audit conducted by a Zone Program Integrity Contractor (“ZPIC”) for the Centers for Medicare & Medicaid Services.
Section 1.02    Additional Defined Terms. Unless the context otherwise requires, the following capitalized terms, when used in this Agreement, shall have the respective meanings specified in the respective sections of this Agreement set forth opposite each respective capitalized term below.

Term	Section
2014 Balance Sheet	Section 3.06(a)
2014 Balance Sheet Date	Section 3.06(a)
280G	Section 6.16
280G Approval	Section 6.16
Accounting Firm	Section 2.12(e)
Agreement	Preamble
Allocation Schedule	Section 3.05(a)
Assets	Section 3.09(a)
Audited Financials	Section 3.06(a)
Breach Notice	Section 6.11(d)
Business Employees	Section 6.14(a)
Buyer	Preamble
Buyer Fundamental Representations	Section 9.02(b)
Buyer Indemnified Person	Section 9.01(a)
Buyer Parties	Preamble
Buyer Savings Plan	Section 6.14(c)
Buyer’s Plans	Section 6.14(a)
Capitol Partners	Preamble
Capitol Partners I	Preamble
Capitol Partners II	Preamble
Capitol Partners III	Preamble
Certificate of Merger	Section 2.02
Closing	Section 2.02
Company	Preamble
Company Plan	Section 3.15(a)
Company Registrations	Section 3.12(c)
Company’s 401(k) Plan	Section 6.14(b)
Confidential Information	Section 6.10(b)
Designated Equityholder Option Consideration	Section 2.07

DGCL	Recitals
Dissenting Shares	Section 2.15
Dispute Submission Notice	Section 2.12(e)
Draft Tax Returns	Section 2.12(c)
Effective Time	Section 2.02
Estimated Closing Balance Sheet	Section 2.12(a)
Estimated Closing Statement	Section 2.12(a)

Estimated Working Capital	Section 2.12(a)
Exclusivity Period	Section 6.11(d)
False Claims Act Representation	Section 9.01(b)
Final Closing Balance Sheet	Section 2.12(e)
Final Closing Statement	Section 2.12(e)
Final Closing Tax Amount	Section 2.12(e)
Financials	Section 3.06(c)
General Healthcare Representations	Section 9.01(b)
Inbound IP Contracts	Section 3.12(d)
Indemnity Escrow Sub-Account	Section 2.10(e)
IP Contracts	Section 3.12(d)
LCS Business	Section 6.11(d)
Labor Organization	Section 3.17(a)(viii)
liability Policies	Section 3.21
Losses	Section 9.01(a)
Material Company Contract	Section 3.17(b)
Material Payors	Section 3.24
Medicare	Definition of “Government Program”
Medicaid	Definition of “Government Program”
Merger	Recitals
Non-Designated Equityholder Option Consideration	Section 2.07
Outbound IP Contracts	Section 3.12(d)
Principal Stockholder Consents	Recitals
Pro Forma Financials	Section 3.06(c)
Proposed Final Closing Balance Sheet	Section 2.12(b)
Proposed Final Closing Statement	Section 2.12(b)
Real Property	Section 3.11
Real Property Leases	Section 3.11
Restricted Area	Section 6.11(a)
Restricted Period	Section 6.11(a)
Scheduled Intellectual Property Rights	Section 3.12(c)
Section 280G	Section 6.16
Seller Indemnified Person	Section 9.02(a)
Sellers’ Representative	Preamble
Shared Assets	Section 3.10(b)
Shared Services	Section 3.10(a)
Specified Representations	Section 9.01(b)
Spinco	Section 2.11
Staffing Agency	Section 3.19(c)
Stark Law	Definition of “Healthcare Laws”
Straddle Period	Section 10.02
Stockholder Loan Borrowers	Definition of “Stockholder Loans”

Surviving Corporation	Section 2.01

Tax Escrow Sub-Account	Section 2.10(e)
Tax Information	Section 2.12(a)
Tax Proceeding	Section 10.03(c)
Termination Date	Section 8.01
Third Party Claim	Section 9.04(a)
Trade Secrets	Section 6.10(b)
Transfer Taxes	Section 10.05
Unaudited Financials	Section 3.06(b)
Warrant Consideration	Section 2.08
Working Capital Escrow Sub-Account	Section 2.10(e)
Section 1.03    Certain Matters of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof. Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereby”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
ARTICLE II
THE MERGER
Section 2.01    Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (as such, the “Surviving Corporation”) and shall continue in existence as a wholly-owned Subsidiary of the Buyer. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.
Section 2.02    Closing; Effective Time. The closing of the transaction set forth in Section 2.01 (the “Closing”) will take place at the offices of Ropes & Gray LLP at 191 N. Wacker Drive, 32nd Floor, Chicago, Illinois 60606, on the first (1st) Business Day of the first (1st) calendar month after the date on which each of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at Closing) have been satisfied or waived in accordance with Section 11.04, or at such other place, at such other time or on such other date as Buyer and the Company may mutually agree, but in any event not earlier than October 1, 2015. At the Closing, Merger Sub and the Company will file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed and filed in accordance with Section 251 of the DGCL and will make all other filings or recordings required under the DGCL to effect the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”).
Section 2.03    Governance Documents. The articles of incorporation of the Surviving Corporation shall be amended and restated to be in the form of the articles of incorporation of Merger Sub in effect at the Effective Time until thereafter amended in accordance with applicable law. The bylaws of the Surviving Corporation shall be amended and restated to be in the form of the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
Section 2.04    Directors and Officers. The directors and officers of Merger Sub, in each case immediately prior to the Effective Time, shall become, in each case from and after the Effective Time, the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors are duly elected or appointed or their earlier resignation or removal.
Section 2.05    Conversion of Series A Preferred Stock. As a result of the Merger, at the Effective Time, each share of Series A Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to the terms and conditions of this Agreement, (a) a cash amount equal to the sum of (i) the Series A Liquidation Preference, plus (ii) the Per Share Designated Equityholder Merger Consideration (without any interest thereon), and (b) an ownership interest in the Distributed Assets, held through Equity Interests of Spinco, equal to the quotient of (i) one (1), divided by (ii) the Designated Equityholder Diluted Share Number.
Section 2.06    Conversion of Common Stock. As a result of the Merger, at the Effective Time:
(a)    Except as otherwise provided in Section 2.06(b) or Section 2.15, each share of Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to the terms and conditions of this Agreement, (i) (A) in the case of each share of Common Stock held by a Non- Designated Equityholder, a cash amount equal to the Per Share Non-Designated Equityholder Merger Consideration (without any interest thereon) and (B) in the case of each share of Common Stock held by a Designated Equityholder, a cash amount equal to the Per Share Designated Equityholder Merger Consideration (without any interest thereon) and (ii) in the case of each share of Common Stock held by a Designated Equityholder, an ownership interest in the Distributed Assets, held through Equity Interests of Spinco, equal to the quotient of (i) one (1), divided by (ii) the Designated Equityholder Diluted Share Number.
(b)    Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
Section 2.07    Conversion of Options. As a result of the Merger, at the Effective Time, each Option issued and outstanding immediately prior to the Effective Time shall be cancelled and shall automatically be converted into and exchanged for the right to receive, in full satisfaction of the rights of the applicable Optionholder with respect thereto, (a) in the case of an Option held by a Designated Equityholder, (i) an amount in cash determined by multiplying (A) the excess, if any, of the Per Share Designated Equityholder Merger Consideration over the applicable exercise price per share of Class C Common Stock subject to such Option by (B) the number of shares of Class C Common Stock the holder of such Option could have purchased had such holder exercised such Option in full by paying the exercise price therefor in cash immediately prior to the Effective Time (such amount, the “Designated Equityholder Option Consideration”), and (ii) with respect to each share of Class C Common Stock the holder of such Option could have purchased had such holder exercised such Option in full by paying the exercise price therefor in cash immediately prior to the Effective Time, an ownership interest in the Distributed Assets, held through

Equity Interests of Spinco, equal to the quotient of (A) one (1), divided by (B) the Designated Equityholder Diluted Share Number, and (b) in the case of an Option held by a Non-Designated Equityholder, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Non-Designated Equityholder Merger Consideration over the applicable exercise price per share of Class C Common Stock subject to such Option by (ii) the number of shares of Class C Common Stock the holder of such Option could have purchased had such holder exercised such Option in full by paying the exercise price therefor in cash immediately prior to the Effective Time (such amount, the “Non-Designated Equityholder Option Consideration”).
Section 2.08    Conversion of the Warrants. In accordance with the Letter of Transmittal at the Effective Time, each Warrant shall be cancelled and shall automatically be converted into and exchanged for the right to receive, in full satisfaction of the rights of the applicable Warrantholder with respect thereto, (a) an amount in cash determined by multiplying (i) the excess, if any, of the aggregate Per Share Designated Equityholder Merger Consideration over the aggregate applicable exercise price per share of Class A Common Stock subject to such Warrant by (ii) the number of shares of Class A Common Stock the Warrantholder could have purchased had it exercised such Warrant in full by paying the aggregate exercise price therefor in cash immediately prior to the Effective Time (such amount, the “Warrant Consideration”), and (b) with respect to each share of Class A Common Stock the holder of such Warrant could have purchased had it exercised such Warrant in full by paying the aggregate exercise price therefor in cash immediately prior to the Effective Time, an ownership interest in the Distributed Assets, held through Equity Interests of Spinco, equal to the quotient of (i) one (1), divided by (ii) the Designated Equityholder Diluted Share Number.
Section 2.09    No Further Rights; Company Action. From and after the Effective Time, the Stockholders, Optionholders and Warrantholders shall cease to have any rights with respect to the shares of Common Stock, Series A Preferred Stock, Options and Warrants except for the right to receive the payments to which such holder is entitled in accordance with Section 2.05, Section 2.06(a), Section 2.07, or Section 2.08 hereof, as applicable. Prior to the Effective Time, the board of directors of the Company shall have adopted resolutions, and the Company hereby agrees to take all other necessary actions, to (a) effect the provisions of the foregoing Section 2.07 and Section 2.08 in accordance with the Company Stock Plan, the agreements under which the Options and Warrants were granted and applicable laws, including, but not limited to, obtaining any required consents from the Optionholders and the Warrantholders and (b) terminate the Company Stock Plan, effective as of the Closing, in accordance with its terms and applicable laws.
Section 2.10    Buyer Closing Payments. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties shall deliver or cause to be delivered at or following the Closing, as applicable, the following:
(a)    for the benefit of each holder of the Series A Preferred Stock (other than with respect to Dissenting Shares) and, after (and subject to) delivery to the Surviving Corporation by the Sellers’ Representative of a properly completed Letter of Transmittal and each certificate representing Series A Preferred Stock and each other document or instrument required by the Letter of Transmittal for such Stockholder (if any), to the Sellers’ Representative: (i) the aggregate Series A Liquidation Preference payable in respect of such Series A Preferred Stock and (ii) the aggregate Closing Per Share Designated Equityholder Merger Consideration for such Stockholder’s shares of Series A Preferred Stock represented by such delivered certificates;
(b)    for the benefit of each Stockholder (other than with respect to each share of Series A Preferred Stock and Dissenting Shares) and, after (and subject to) delivery to the Surviving Corporation by the Sellers’ Representative of a properly completed Letter of Transmittal and each certificate representing Common Stock and each other document or instrument required by the Letter of Transmittal for such Stockholder (if any), to the Sellers’ Representative: (i) in the case of each such Stockholder that is a Non-Designated Equityholder, the aggregate Closing Per Share Non- Designated Equityholder Merger

Consideration for such Stockholder’s shares of Common Stock represented by such delivered certificates; provided that, in the case of each Stockholder Loan Borrower, such payment by the Buyer Parties shall be reduced by the amount of such Stockholder Loan Borrower’s applicable portion of the Stockholder Loans; and (ii) in the case of each such Stockholder that is a Designated Equityholder, the aggregate Closing Per Share Designated Equityholder Merger Consideration for such Stockholder’s shares of Common Stock represented by such delivered certificates; provided that, in the case of each Stockholder Loan Borrower, such payment by the Buyer Parties shall be reduced by the amount of such Stockholder Loan Borrower’s applicable portion of the Stockholder Loans
(c)    for the benefit of each holder of Warrants, whose Warrants, as applicable, represent the right to receive payment pursuant to Section 2.08 after (and subject to) delivery to the Surviving Corporation by the Sellers’ Representative of a properly completed Letter of Transmittal and each other document or instrument required by the Letter of Transmittal (if any) for such holder of Warrants, to the Sellers’ Representative, the aggregate Warrant Consideration for such holder’s Warrants represented by such Letter of Transmittal and supporting documentation;
(d)    for the benefit of each holder of Options, whose Options, as applicable, represent the right to receive payment pursuant to Section 2.07 after (and subject to) delivery to the Surviving Corporation by the Sellers’ Representative of a properly completed Letter of Transmittal and each other document or instrument required by the Letter of Transmittal (if any) for such holder of Options, to the Surviving Corporation, (i) if such holder of Options is a Designated Equityholder, the aggregate Designated Equityholder Option Consideration for such holder’s Options represented by such Letter of Transmittal and supporting documentation and (ii) if such holder of Options is a Non-Designated Equityholder, the aggregate Non‑Designated Equityholder Option Consideration for such holder’s Options represented by such Letter of Transmittal and supporting documentation.
(e)    to the Escrow Agent, by wire transfer of immediately available funds, the Indemnity Escrow Amount (such amount to be placed within a separate sub-account referred to herein as the “Indemnity Escrow Sub-Account”), the Tax Escrow Amount (such amount to be placed within a separate sub-account referred to herein as the “Tax Escrow Sub-Account”) and the Working Capital Escrow Amount (such amount to be placed within an account referred to herein as the “Working Capital Escrow Sub-Account”) for deposit pursuant to the Escrow Agreement;
(f)    on behalf of the Company, to such accounts as specified in customary payoff letters relating to each item of Debt of the Acquired Companies set forth on Schedule 2.10(f) (provided that the Buyer may, acting in good faith, deliver an updated Schedule 2.10(f) no later than ten Business Days prior to the Closing Date), the Closing Debt Amount, unless the Buyer Parties have otherwise agreed to assume any such Debt; and
(g)    on behalf of the Company, to those Persons designated by the Sellers’ Representative at least two (2) Business Days prior to the Closing, the aggregate amount required to pay and satisfy in full all Seller Transaction Expenses.
Section 2.11    Distribution of Distributed Assets. Prior to the Closing, the Company shall form a new entity (a “Spinco”), to be wholly-owned directly or indirectly by the Company, to receive and hold the Distributed Assets, and the Company shall contribute the Distributed Assets to Spinco. As a result of the Merger, at the Effective Time, the Company, at the direction of the Sellers’ Representative, shall distribute the Equity Interests of Spinco to the Designated Equityholder in accordance with Section 2.05, Section 2.06, Section 2.07 and Section 2.08.
Section 2.12    Closing Cash Merger Consideration Adjustment.

(a)    Estimated Closing Balance Sheet and Estimated Closing Statement. No less than five (5) and no more than seven (7) Business Days prior to the Closing Date (provided, however, that the Company’s estimate of the Closing Tax Amount and the Tax Information shall be provided to the Buyer Parties by the later of five (5) Business Days following the date hereof and twenty (20) Business Days prior to the Closing Date), the Company shall cause to be prepared in good faith and provide to the Buyer Parties an estimated consolidated balance sheet of the Company as of immediately prior to the Closing Date (as the same may be adjusted in response to any comments of the Buyer Parties and their Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the (i) Closing Working Capital (the “Estimated Working Capital”), (ii) Closing Cash Amount, (iii) Closing Debt Amount (iv) Seller Transaction Expenses, in the case of clauses (i) – (iv), as derived from the Estimated Closing Balance Sheet and (v) Closing Tax Amount (in each case, as the same may be adjusted in response to any comments of the Buyer Parties and their Representatives provided prior to the Closing, the “Estimated Closing Statement”). The estimate of the Closing Tax Amount shall be provided together with the information and documents described and agreed upon in Section 6.19 and the calculation of the income or gain attributable to the distribution of the Distributed Assets (the “Tax Information”). The Estimated Closing Balance Sheet and the Company’s good faith estimate of the Estimated Working Capital, Closing Cash Amount, Closing Debt Amount, Closing Tax Amount and Seller Transaction Expenses contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles and, except for the Closing Tax Amount, without giving effect to any changes resulting from the consummation of the Contemplated Transactions on the Closing Date. The Company’s good faith estimate of the Closing Tax Amount contained in the Estimated Closing Statement will be prepared in accordance with Tax Legal Requirements and the terms of this Agreement. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide the Buyer Parties and their Representatives reasonable access to the work papers and other books and records of the Acquired Companies for purposes of assisting the Buyer Parties and their Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to the Closing, but subject to Section 7.01(o), the parties hereto shall cooperate in good faith to answer any questions and resolve any issues raised by the Buyer Parties and their Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement, which may include revision of the Estimated Closing Balanced Sheet and Estimated Closing Statement prior to the Closing.
(b)    Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within ninety (90) calendar days after the Closing Date, the Buyer shall prepare or cause to be prepared, and shall provide to the Sellers’ Representative, a consolidated balance sheet of the Acquired Companies as of immediately prior to the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, Closing Cash Amount, Closing Debt Amount and Seller Transaction Expenses (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of the Closing Working Capital, Closing Cash Amount and Closing Debt Amount reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles and without giving effect to any changes resulting from the consummation of the Contemplated Transactions on the Closing Date. The Sellers’ Representative and its Representatives shall have reasonable access to the work papers and other books and records of the Acquired Companies used by the Surviving Corporation in the preparation of the Proposed Final Closing Balance Sheet and Proposed Final Closing Statement for purposes of assisting the Sellers’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement until such time that the timeline for a Dispute Notice has expired or a Dispute Notice has been delivered.
(c)    Draft Tax Returns. As promptly as possible and in any event within ninety (90) calendar days after the Closing Date, Sellers’ Representative shall prepare or cause to be prepared, and shall provide to Buyer, a draft of the applicable income, franchise or similar Tax Returns for the Pre-Closing Tax Periods (the “Draft Tax Returns”) and the related Tax Information. The Draft Tax Returns shall be prepared in accordance with Tax Legal Requirements. Buyer will have thirty (30) calendar days to review the Draft Tax Returns and shall have reasonable access to the work papers and other books and records used by Sellers’ Representative in the preparation of the Draft Tax Returns for purposes of assisting Buyer in its review of the Draft Tax Returns. The amount of Tax shown as due on the Draft Tax Returns will, together with the Buyer’s determination of the elements of the Closing Tax Amount not reflected on the Draft Tax Returns, be the proposed final Closing Tax Amount. The proposed final Closing Tax Amount will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 unless the Buyer provides a Dispute Notice to the Sellers’ Representative no later than the thirtieth (30th) calendar day after the delivery to the Buyer of the Draft Tax Returns, which must set forth in reasonable detail (i) any item on the Draft Tax Returns which the Buyer believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Buyer’s alternative calculation of the final Closing Tax Amount.
(d)    Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, Closing Cash Amount, Closing Debt Amount and Seller Transaction Expenses reflected thereon) will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 unless the Sellers’ Representative provides a Dispute Notice to the Buyer no later than the thirtieth (30th) calendar day after the delivery to the Sellers’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, which must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Sellers’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ Representative’s alternative calculation of the Closing Working Capital, Closing Cash Amount, Closing Debt Amount and/or the Seller Transaction Expenses, as the case may be. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 on such thirtieth (30th) calendar day. Any Dispute Notice must specify, with reasonable particularity, all facts that form the basis of such disagreements and documents relied upon by the Sellers’ Representative as forming the basis of such disagreement.
(e)    Resolution of Disputes. The Buyer and the Sellers’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith, and all such discussions related thereto shall (unless otherwise agreed by the Buyers and the Sellers’ Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or local rule. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.12(c) or Section 2.12(d), either the Buyer or the Sellers’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to BDO USA, LLP, or if BDO USA, LLP cannot or does not accept such engagement, another nationally recognized independent accounting firm chosen jointly by the Buyer and the Sellers’ Representative that is experienced in resolving such disputes (the “Accounting Firm”); provided that, in the event that the Accounting Firm has not been selected by mutual agreement of the Buyer and the Sellers’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of the Buyer and the Sellers’ Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice; provided further that, in each case, such accounting firm must be a nationally recognized, independent accounting firm that is experienced in resolving such disputes. The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the healthcare industry shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm provide for a determination of the Closing Working Capital, Closing Cash Amount, Closing Debt Amount or Seller

Transaction Expenses that, in each case, is greater in amount than the amount thereof shown in the Proposed Final Closing Statement, or less in amount than the Sellers’ Representative’s alternative calculation thereof shown in the Dispute Notice. The fees and expenses of the Accounting Firm shall be apportioned among the Sellers and the Company based upon the relative extent to which the positions of the Sellers’ Representative and Buyer are upheld by the Accounting Firm. The relative extent to which such positions are upheld will be determined by comparing (i) the difference between the aggregate net amount that would have been payable under Section 2.12(f) if the positions of Buyer had been upheld in their entirety by the Accounting Firm and the actual final aggregate net amount payable under such Section 2.12(f) and (ii) the difference between the aggregate net amount that would have been payable under Section 2.12(f) if the positions of the Sellers’ Representative had been upheld in full by the Accounting Firm and the actual final aggregate net amount payable under such Section 2.12(f). By way of illustration, (A) if Buyer’s calculations would have resulted in a $1,000,000 net payment to Buyer, the Sellers’ Representative’s calculations would have resulted in a $1,000,000 net payment to the Sellers and the Accounting Firm’s final determination results in an aggregate net payment of $500,000 to the Sellers under Section 2.12(f), the Company and the Sellers shall pay 75% and 25%, respectively, of such fees and expenses and (B) if each of such parties’ calculation differs from the Accounting Firm’s calculation by $1,000,000, the Company and the Sellers shall split such fees and expenses evenly. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet, the Proposed Final Closing Statement, and the Closing Tax Amount submitted to it will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12. As used herein, the Proposed Final Closing Balance Sheet, Proposed Final Closing Statement and the Closing Tax Amount, as adjusted to reflect any changes agreed to by the parties hereto and the decision of the Accounting Firm, in each case, pursuant to this Section 2.12, are referred to herein as the “Final Closing Balance Sheet”, the “Final Closing Statement” and the “Final Closing Tax Amount”, respectively. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.
(f)    Closing Cash Merger Consideration Adjustment. If either the Closing Working Capital, Closing Cash Amount, Closing Debt Amount or Seller Transaction Expenses (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Closing Cash Merger Consideration shall be recalculated (after taking into account the payments in Section 2.12(g)) using such final figures in lieu of such estimated figures, and (i) the Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, to the Sellers’ Representative, or the Surviving Corporation, each as applicable and consistent with the payment process for each Stockholder as described in Section 2.10, for the benefit of the Sellers in accordance with their Pro Rata Percentages, the amount, if any, by which such re-calculated final Closing Cash Merger Consideration exceeds the estimated Closing Cash Merger Consideration paid at the Closing in accordance with Section 2.10(a) or (ii) the Buyer or its designee shall be paid the amount, if any, by which such estimated Closing Cash Merger Consideration paid at Closing in accordance with Section 2.10(a) exceeds such re-calculated final Closing Cash Merger Consideration, (x) first, from the Working Capital Escrow Sub-Account in accordance with the terms of the Escrow Agreement, and (y) second, to the extent the Working Capital Escrow Sub-Account has been reduced to zero, at the Buyer’s election, from either (A) the Indemnity Escrow Sub-Account and/or (B) the Sellers, pro rata in accordance with each Seller’s Pro Rata Percentage of such excess amount by wire transfer of immediately available funds. After resolution of any disputes and payments of appropriate amounts, the remainder of the Working Capital Escrow Sub-Account shall be released to Sellers’ Representative (for the benefit of the Sellers in accordance with their respective Pro Rata Percentages). Any adjustments pursuant to this Section 2.12 shall be treated, to the extent permitted by applicable Legal Requirements, as an adjustment to the purchase price hereunder. For purposes of clarity, if the Closing Working Capital (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) falls within the range set forth in the definition of “Working Capital Target”, no adjustments shall be made to the Estimated Working Capital; provided, however, if the Closing Working Capital (as finally determined pursuant to this Section 2.12 and as set forth in the Final

Closing Statement) falls outside the range set forth in the definition of “Working Capital Target”, the Estimated Working Capital shall be increased or decreased, as applicable, by the amount that the Closing Working Capital (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) is greater than or less than the range set forth in the Working Capital Target, as applicable and the recalculation set forth in the first sentence of this Section 2.12(f) shall take any such adjustment into account.
(g)    If the Final Closing Tax Amount (as finally determined pursuant to this Section 2.12) differs from the Closing Tax Amount set forth in the Estimated Closing Statement, then: (A) Buyer or its designee shall be paid the amount, if any, by which the Final Tax Amount exceeds the Closing Tax Amount, from first (i) the Working Capital Escrow Sub-Account, and if in excess of the amount remaining in the Working Capital Escrow Sub-Account, then (ii) the Sellers, pro rata in accordance with each Seller’s Pro Rata Percentage of such excess amount by wire transfer of immediately available funds; or (B) Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, to the Sellers’ Representative, or the Surviving Corporation, each as applicable and consistent with the payment process for the Sellers as described in Section 2.10, for the benefit of the Sellers in accordance with their Pro Rata Percentages, the amount, if any, by which the Closing Tax Amount exceeds the Final Closing Tax Amount.
Section 2.13    Escrow. At the Closing, pursuant to Section 2.10(d), the Buyer will deposit a portion of the Estimated Purchase Price equal to the Escrow Amount in escrow on behalf of the Sellers in accordance with the Escrow Agreement. The Escrow Amount shall be held and, subject to Section 2.12, ARTICLE IX and ARTICLE X, released to the Sellers in accordance with the provisions of the Escrow Agreement.
Section 2.14    Withholding. The Buyer Parties, the Surviving Corporation, the Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement or the Escrow Agreement any Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld, and, to the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company or its Subsidiaries and with applicable Legal Requirements.
Section 2.15    Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of shares of Common Stock who have properly demanded appraisal of such shares pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL (“Dissenting Shares”) shall not have such shares converted as provided herein, but instead such holders shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. The Company shall give the Buyer prompt written notice of any demands for appraisal with respect to Dissenting Shares, and the Buyer shall have the opportunity to participate in all negotiations and proceedings with respect to such demands, and any settlements with respect thereto shall not be entered into without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld or delayed). Any payments to be made in respect of Dissenting Shares will be made by (i) the Surviving Corporation with respect to any amount equal to or less than the Per Share Merger Consideration with respect to such Dissenting Share and/or (ii) the Sellers’ Representative with respect to any amount greater than the Per Share Merger Consideration with respect to such Dissenting Share.
Section 2.16    Lost Certificates. If any certificate that, immediately prior to the Effective Time, represented shares of Common Stock, Series A Preferred Stock, a Warrant or an Option shall have been lost, stolen or destroyed, then the Person claiming such certificate to have been lost, stolen or destroyed may, in lieu of delivering such certificate, deliver an affidavit of that fact to the Surviving Corporation and an agreement to indemnify and hold harmless the Buyer Indemnified Person from and against any claim that may be made against the Buyer Indemnified Person with respect to the certificates alleged to have been lost, stolen or destroyed. Promptly thereafter, the Buyer shall cause the Surviving Corporation to deliver in exchange for such lost, stolen or destroyed certificate the applicable portion of the Closing Per Share Cash Merger Consideration with respect to the Common Stock, Series A Preferred Stock, Warrant or Option, as applicable, formerly represented thereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES
In order to induce the Buyer Parties to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to the Buyer Parties as follows as of the date hereof and as of the Closing Date:
Section 3.01    Organization. Schedule 3.01 sets forth for each Acquired Company its name and jurisdiction of organization. Each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Acquired Company is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify. The Company has delivered to the Buyer Parties accurate and complete copies of (a) the Organizational Documents of each Acquired Company and (b) the minute books of each Acquired Company, which contain records of all meetings held of, and other actions taken by, the shareholders, partners, members or other holders of Equity Interests in such Acquired Company, the boards of directors (or equivalent) of each such Acquired Company.
Section 3.02    Power and Authorization. Each of the Acquired Companies that is a party to this Agreement or any Ancillary Agreement has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement. Each of the Acquired Companies that is a party to this Agreement or any Ancillary Agreement has duly authorized, or as of the Closing will have authorized, as applicable, by all necessary action on the part of the board of directors (or equivalent body) and the shareholders (or other holders of Equity Interests) of such Acquired Company, the execution, delivery and performance of this Agreement and each such Ancillary Agreement by such Acquired Company. This Agreement and each Ancillary Agreement to which any Acquired Company is a party (i) has been or as of the Closing will be duly executed and delivered by each Acquired Company that is a party thereto and (ii) assuming the due execution and delivery by the Buyer or its Affiliate thereto, is or will be as of the Closing a legal, valid and binding obligation of each such Acquired Company, enforceable against each such Acquired Company in accordance with its terms. Each Acquired Company has all requisite corporate or limited liability company power and authority necessary to own, lease, operate and use its Assets and carry on the Business.
Section 3.03    Authorization of Governmental Authorities. Except as disclosed on Schedule 3.03, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of any of the Companies or in respect of any such Company, the Business or any Assets of any such Company for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is a party or (b) the consummation of the Contemplated Transactions.
Section 3.04    Noncontravention. Except as disclosed on Schedule 3.04, none of the authorization, execution, delivery or performance by any Acquired Company of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the Contemplated Transactions, will (a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Schedule 3.03, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to the Companies, the Business or any Assets of any such Company, or (b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any authorization, consent, approval or notice to any Person, or require any offer to purchase or prepayment of any Debt or liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of any Acquired Company under, any of the terms, conditions or provisions of (i) any material Permit applicable to or otherwise affecting any Acquired Company, the Business or any Assets of any Acquired Company, (ii) any Material Company Contract or (iii) the Organizational Documents of any Acquired Company.
Section 3.05    Capitalization of the Acquired Companies.
(a)    Authorized and Outstanding Equity Interests. The entire authorized Equity Interests of each Acquired Company is as set forth on Schedule 3.05(a). All of the outstanding Equity Interests of the Acquired Companies are held of record and beneficially owned by the Persons in the respective amounts set forth on Schedule 3.05(a). Except as set forth on Schedule 3.05(a), none of the Acquired Companies has any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests) in its treasury. The Company has delivered to the Buyer Parties accurate and complete copies of the stock ledger (or equivalent records) of each Acquired Company, which records reflect all issuances, transfers, repurchases and cancellations of Equity Interests of each Acquired Company. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each Acquired Company have been duly authorized, validly issued and are fully paid and non-assessable. None of the Acquired Companies has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests. All Options were granted under a Company Stock Plan and each Option (i) was granted with an exercise price that was not less than the fair market value of the underlying Common Stock on the date of grant, (ii) is exempt from the requirements of Section 409A of the Code and (iii) has at all relevant times been documented and administered consistent with such exemption. Exhibit D (the “Allocation Schedule”) sets forth a true and accurate example of how the Estimated Cash Purchase Price would be allocated among the various Sellers based on the assumptions set forth therein and herein based on the ownership of Common Stock, Series A Preferred Stock, Options and Warrants as of the date hereof.
(b)    Encumbrances on Equity Interests, etc. The Company or a Subsidiary of the Company is the record owner of all of the Equity Interests of each of the Company’s Subsidiaries, each of which is reflected as being owned by the Company or such Subsidiary on Schedule 3.05(a). Except as disclosed on Schedule 3.05(b): (i) there are no preemptive rights or other similar rights in respect of any Equity Interests of any Acquired Company, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company, which obligates an Acquired Company to offer, issue, sell, purchase, return, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or to settle any outstanding obligation in, any Equity Interest in any Acquired Company and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any Acquired Company.
Section 3.06    Financial Matters.
(a)    Audited Financial Statements. Schedule 3.06(a) contains copies of each of the audited consolidated balance sheets of the Companies as of December 31, 2013 and December 31, 2014 (the “2014 Balance Sheet” and the date thereof, the “2014 Balance Sheet Date”), and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of the Companies for the two fiscal years then ended (collectively, the “Audited Financials”).
(b)    Unaudited Financial Statements. Schedule 3.06(b) contains copies of each of the unaudited consolidated balance sheets of the Companies as of June 30, 2015, and the related unaudited consolidated statements of income, cash flow and changes in stockholders’ equity of the Companies for the five month period then ended (collectively, the “Unaudited Financials”).
(c)    Pro Forma Financial Statements. Schedule 3.06(c) contains copies of each of the unaudited consolidated balance sheets of the Acquired Companies, but excluding the Distributed Assets, as of December 31, 2014 and June 30, 2015, and the related unaudited consolidated pro forma statements of income, cash flow and changes in stockholders’ equity of the Acquired Companies, but excluding the Distributed Assets, for the fiscal year end and the five month period then ended, respectively, (collectively, the “Pro Forma Financials”, and collectively with the Audited Financials and the Unaudited Financials, the “Financials”).
(d)    Compliance with GAAP, etc. The Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP, consistently applied (subjects, solely in the case of (A) the Unaudited Financials, to normal year-end audit adjustments and the absence of footnote disclosures, the effect of which will not, individually or in the aggregate, be material, and (B) the Pro Forma Financials, solely in respect of the balance sheet included in the Pro Forma Financials as of July 31, 2015 and the related unaudited consolidated pro forma statements of income, cash flow and changes in stockholders’ equity included in the Pro Forma Financials for the seven month period then ended, to normal year-end audit adjustments and the absence of footnote disclosures, the effect of which will not be material) and (iii) fairly present in all material respects the consolidated financial position of the Companies (and, in the case of the Pro Forma Financials, the Acquired Companies, but excluding the Distributed Assets) as of the respective dates thereof and the consolidated results of the operations of the Companies (and, in the case of the Pro Forma Financials, the Acquired Companies, but excluding the Distributed Assets) and changes in financial position for the respective periods covered thereby.
(e)    Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.06(e), no Company has any liabilities except for (i) liabilities set forth on the face of the 2014 Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the 2014 Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), or (iii) such liabilities which are not in excess of $250,000.
(f)    Accounts Receivable. All accounts and notes receivable reflected on the 2014 Balance Sheet and all accounts and notes receivable arising subsequent to the 2014 Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business, represent or will represent legal, valid, binding and enforceable obligations owed to an Acquired Company and, subject only to consistently recorded reserves for bad debts, Contractual Obligations or adjustments required by a Governmental Program as set forth on the 2014 Balance Sheet or Final Closing Balance Sheet have been, or, to the Company’s Knowledge, are or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.
(g)    Banking Facilities.  Schedule 3.06(g) sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which an Acquired Company has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by an Acquired Company thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 3.07    Absence of Certain Developments. Since the 2014 Balance Sheet Date through the date hereof, (i) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect and (ii) except as disclosed on Schedule 3.07, the Business has been conducted in all material respects in the Ordinary Course of Business and no Acquired Companies have taken any of the following actions:
(a)    amended its Organizational Documents, effected any split, combination, reclassification or similar action with respect to its Equity Interests or adopted or carried out any plan of complete or partial liquidation or dissolution;
(b)    issued, sold, granted or otherwise disposed of any of its Equity Interests or other securities, or amended any term of any of its outstanding Equity Interests or other securities;
(c)    (i) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests; or (ii) repurchased, redeemed, or otherwise acquired or cancelled any of its capital stock or other Equity Interests;
(d)     (i) merged or consolidated with any Person; (ii) acquired any material Assets, except for acquisitions of Assets in the Ordinary Course of Business; or (iii) made any loan, advance or capital contribution to, acquired any Equity Interests in, or otherwise made any investment in, any Person (other than loans and advances to employees in the Ordinary Course of Business in an aggregate amount at any one time outstanding of not more than $100,000, and other than loans or advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement that are made in the Ordinary Course of Business);
(e)    permitted any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance) or sold, leased, licensed or otherwise disposed of any of its material Assets, other than sales of Assets in the Ordinary Course of Business;
(f)    made any capital expenditures in excess of $250,000, other than capital expenditures that were contemplated by the capital expenditure budget for 2015 attached as Schedule 3.07(f);
(g)    other than in the Ordinary Course of Business with respect to any non-executive employee, increased the Compensation payable or paid, whether conditionally or otherwise, to any current or former employee, partner, officer, director, advisor, independent contractor or consultant of any Acquired Company (other than as required by applicable Legal Requirements or pursuant to the terms of an existing Employee Plan);
(h)    adopted, approved or agreed to any established, amendment, modification or termination of, any Employee Plan or, otherwise increased any benefits under any Employee Plan, other than as required by the Employee Plans or applicable Legal Requirements existing as of the date hereof;
(i)    entered into, amended or terminated any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, consulting or other basis who will earn annual compensation in excess of $150,000 or otherwise provided severance, termination, retention or change in control Compensation to any officer, director, employee, partner, independent contractor or consultant;
(j)    made any material change in its methods of accounting or accounting practices (including with respect to reserves) or its payment or credit practices, or failed to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit;

(k)    settled, agreed to settle, waived or otherwise compromised any pending or threatened Actions in excess of $100,000;
(l)    entered into, adopted, terminated, modified, renewed or amended in any material respect (including by accelerating material rights or benefits under) any Material Company Contract;
(m)    terminated any Contractual Obligation that would have been a Material Company Contract but for such termination; or
(n)    entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 3.07.
Section 3.08    Debt; Guarantees. No Acquired Company has any liability in respect of Debt except as set forth on Schedule 3.08. For each item of Debt, Schedule 3.08 correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, the Equity Interests into which such Debt is convertible, if applicable, and the collateral, if any, securing the Debt. Except as set forth on Schedule 3.08, no Acquired Company has any liability in respect of a Guarantee of any Debt or other liability of any other Person (other than another Acquired Company).
Section 3.09    Assets.
(a)    Ownership of Assets. Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the 2014 Balance Sheet or acquired after the 2014 Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the 2014 Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Schedule 3.09(a), none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.
(b)    Sufficiency of Assets. Except as set forth on Schedule 3.09(b) and other than the Distributed Assets and the services to be performed by Spinco pursuant to the Transition Services Agreement, the Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used or necessary for the conduct of the Business and are adequate to conduct the Business in all material respects.
(c)    Investments. No Acquired Company (i) controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person (other than Acquired Companies, the Excluded Entities or other Equity Interests included within the Distributed Assets) or (ii) is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
Section 3.10    Shared Services and Assets.
(a)    Schedule 3.10(a) lists and provides a summary of the material support services (i) provided by any Excluded Entities to the Acquired Companies and the Business, and (ii) provided by the Acquired Companies to any Excluded Entities (the “Shared Services”).
(b)    Schedule 3.10(b) lists and provides a summary of the material Assets (including any of the items required to be listed in Schedule 3.06(g) or Schedule 3.17(a)(xiii)) (i) provided by any Excluded Entities to the Acquired Companies and the Business and (ii) provided by the Acquired Companies to any Excluded Entities (the “Shared Assets”).

Section 3.11    Real Property. The Acquired Companies do not own, and no Acquired Company has in the last five years owned, directly or indirectly, any real property. Schedule 3.11 sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Real Property”). Schedule 3.11 also identifies with respect to each Real Property, each lease, sublease, license or other Contractual Obligation under which such Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”). There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Real Property and there is no Person (other than an Acquired Company) in possession of any of the Real Property. The Company has delivered to the Buyer Parties accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. None of the Acquired Companies’ current use of the Real Property violates in any material respect any restrictive covenant of record that affects any of the Real Property.
Section 3.12    Intellectual Property.
(a)    Company IP. Except as disclosed on Schedule 3.12(a) and subject to the Knowledge qualified non-infringement representation of Section 3.12(b), the Acquired Companies own or have the right to use all Technology and all Intellectual Property Rights used by them in the Ordinary Course of Business.
(b)    Non-Infringement. Except as disclosed on Schedule 3.12(b), to the Company’s Knowledge, none of the Acquired Companies (i) interferes with, infringes upon, dilutes, misappropriates, or violates any Intellectual Property Rights of any Person in the operation of the Business as currently conducted or (ii) has received within the two (2) years prior to this Agreement any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology),. Except as disclosed on Schedule 3.12(b), to the Company’s Knowledge, no Person is interfering with, infringing upon, diluting, misappropriating, or violating any Company Intellectual Property Rights owned by any of the Acquired Companies.
(c)    Scheduled Intellectual Property Rights. Schedule 3.12(c) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to any Acquired Company or to which any Acquired Company has any exclusive rights (including exclusive options) (collectively, the “Company Registrations”). Schedule 3.12(c) specifically identifies those items of Company Registrations that are exclusively licensed to an Acquired Company, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registrations, Schedule 3.12(c) includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction. Each of the patents and registrations of the Company Registrations is subsisting and, to the Company’s Knowledge, valid and enforceable.

(d)    IP Contracts. Schedule 3.12(d) identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which an Acquired Company uses, licenses or has an option or right to license any item of Company Technology or any Company Intellectual Property Rights that any Person besides an Acquired Company owns, excluding (1) all Contractual Obligations for Company Technology and Company Intellectual Property Rights that are generally available on commercial terms under a shrink-wrap, click-wrap or subscription services agreement or an equipment lease acquired or licensed for less than $10,000 in the aggregate, and (2) all Contractual Obligations for Company Technology and Company Intellectual Property Rights that require a payment of a royalty fee, license or lease fee or maintenance or support fee of less than $10,000 on an annual basis (the “Inbound IP Contracts”), (ii) under which an Acquired Company has granted any Person any right or interest or any option to acquire any right or interest in any Company Intellectual Property Rights owned by such Acquired Company, including any right to use any item of Company Technology owned by such Acquired Company, excluding all non-exclusive licenses granted by any Acquired Company to an end user, customer, distributor, supplier or vendor in the Ordinary Course of Business (the “Outbound IP Contracts”), and (iii) that otherwise affects in a material respect the Acquired Companies’ use of or rights in the Company Technology owned by any Acquired Company or any Company Intellectual Property Rights owned by any Acquired Company (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed on Schedule 3.12(d), none of the Acquired Companies owes any royalties or license fee payments to any Person for the use of any Intellectual Property Rights or Technology.
(e)    Title to Company Technology and Company Intellectual Property Rights. Except as disclosed on Schedule 3.12(e),
(i)    an Acquired Company is the exclusive and sole owner of all rights, title, and interests in and to the Company Registrations and each item of Company Technology and Company Intellectual Property Rights that is owned by such Acquired Company, free and clear of any Encumbrance other than Permitted Encumbrances and the licenses granted in the Outbound IP Contracts); and
(ii)    with respect to (A) each item of Company Technology and Company Intellectual Property Rights that is owned by such Acquired Company, and (B) all Company Technology and Company Intellectual Property Rights licensed to an Acquired Company on an exclusive basis, such item or right is not subject to any outstanding Governmental Order, and no Action (including any opposition, interference, or re-examination) is pending or to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.
(f)    Confidentiality. The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets.
(g)    Open Source Software. Except as disclosed on Schedule 3.12(g), the Acquired Companies and their products and services distributed or made available to third parties do not incorporate, constitute, contain, or are dependent on any open source computer code governed by a license that would require an Acquired Company to disclose to any Person any source code that is part of such Company Technology or permit others to relicense such items freely with or without the Acquired Companies’ permission. Except as disclosed on Schedule 3.12(g), none of the Company Technology owned by an Acquired Company or any Acquired Company’s product or service incorporating such Company Technology is subject to any IP Contract or other Contractual Obligation that would require an Acquired Company to divulge to any Person any source code or trade secret that is part of such Company Technology.
Section 3.13    Legal Compliance. Except as disclosed on Schedule 3.13, neither the Company nor any of its Subsidiaries is or has been in the past five (5) years, in any material respect, in breach or violation of, or default under its Organizational Documents or any Legal Requirement applicable to any of the Acquired Companies.
Section 3.14    Tax Matters.
(a)    All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed or properly extended in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full in accordance with all Legal Requirements. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company or the applicable Subsidiary does not file Tax
Returns that the Company or the applicable Subsidiary is or may be subject to taxation by or required to file Tax Returns in that jurisdiction. There are no Encumbrances with respect to Taxes upon any asset of the Company or its Subsidiaries other than Permitted Encumbrances for current Taxes not yet due and payable.
(b)    The Company and each of its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party, and each has complied with all reporting and recordkeeping requirements.
(c)    There is no pending, or, to the Company’s Knowledge, threatened, claim or Action concerning any Tax Return or Tax liability of or with respect to the Company or any Subsidiary. The Company has delivered to the Buyer Parties accurate and complete copies of all Tax Returns filed by the Company or any Subsidiary for taxable periods ending after December 31, 2010. There are no examination reports or statements of deficiencies filed or assessed against, or agreed to by the Company or any Subsidiary.
(d)    Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or Tax Returns, nor has agreed to or is the beneficiary of any extension of time with respect to a Tax assessment or deficiency or an adjustment to a Tax Return that may be made. Neither the Company nor any Subsidiary has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any Subsidiary.
(e)    Neither the Company nor any Subsidiary is a party to any Contractual Obligation relating to Tax sharing or Tax allocation other than commercial agreements entered into in the Ordinary Course of Business the primary subject of which is not Taxes. Neither the Company nor any Subsidiary has ever been a member of an affiliated, consolidated, combined or unitary group (other than a group the common parent of which is or was the Company). Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or another of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by Contractual Obligation or otherwise.
(f)    Neither the Company nor any Subsidiary is or has been required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Tax law for the reason of any change in accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method of the Company or any Subsidiary.

(g)    Neither the Company nor any Subsidiary will be required to include any material amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any other corresponding or similar provision of state, local, or foreign Tax law) or similar arrangements entered into with any Tax or other Governmental Authority that was executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any election under Code Section 108(i) made on or before the Closing Date.
(h)    Neither the Company nor any Subsidiary has participated in any listed transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority).
(i)    Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A).
(j)    Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(2).
(k)    Since the 2014 Balance Sheet Date, neither the Company nor any Subsidiary has (i) made, changed or revoked any material Tax election, (ii) elected or changed any material method of accounting for Tax purposes or Tax accounting period (iii) amended any Tax Return, (iv) filed any Tax Return in a manner inconsistent with past practice, (v) surrendered any right to, or filed any claim for, a material Tax refund, (vi) settled any Action in respect of Taxes or (vii) entered into any Contractual Obligation in respect of Taxes with any Governmental Authority.
(l)    Except as provided on Schedule 3.14(l), neither the Company nor any Subsidiary has made any payments, or has been or is a party to any Contractual Obligation that resulted or could result (alone or in connection with any other event) in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) and no current or former shareholder, officer, director, employee or other service provider to the Company or any Subsidiary is entitled to such a payment or any “gross up” for Taxes on such a payment. Neither the Company nor any Subsidiary has made any payments of compensation to a current or former shareholder, officer, director, employee or other service provider to the Company or any Subsidiary, or has been or is a party to any Contractual Obligation that resulted or could result in it making payments of compensation to a current or former shareholder, officer, director, employee or other service provider to the Company or any Subsidiary that were or would not be deductible under Code Sections 162 or 404.
Section 3.15    Employee Benefit Plans.
(a)    Schedule 3.15 lists all Employee Plans which an Acquired Company sponsors or maintains, or to which an Acquired Company contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, partner, director, advisor, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, the Company has made available to the Buyer Parties accurate and complete copies of each of the following, as applicable: (i) the plan document together with all amendments thereto (or, if the plan has not been reduced to writing, a written summary of all material plan terms), (ii) any trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, (iii)  any summary plan descriptions, employee handbooks or similar employee communications, (iv) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan’s qualification, (v) the three most recently filed Forms 5500, with schedules attached and (vi) any material notices, letters or other correspondence from a Governmental Authority relating to such Company Plan.
(b)    No Companies or any of their respective ERISA Affiliates has, within the last six (6) years, maintained, sponsored, contributed to, been required to contribute to or had any Liability (contingent or otherwise) with respect to a plan subject to Title IV of ERISA or Code Section 412, including any "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA, and no condition exists that presents a risk to any Acquired Company of incurring any Liability under Title IV of ERISA or Section 412 or Section 430 of the Code. No Company Plan is a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. No event has occurred and no condition exists which could be reasonably expected to subject any Acquired Company to penalties under Section 4980D or 4980H.
(c)    Each Company Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Company Plan is so qualified and is exempt from federal income Taxes under Sections 401(a) of the Code, and, to the Company’s knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter. Each Company Plan, including any associated trust or fund, has been administered in material compliance with all applicable Legal Requirements (including ERISA and the Code and the regulations promulgated thereunder). There has been no “prohibited transaction” (within the meaning of Section 406 and 407 of ERISA and Section 4975 of the Code and that would not be exempt under Section 408 of ERISA and administrative exemptions thereunder) and its terms with respect to any Company Plan. None of the Acquired Companies has terminated any Company Plan or taken any action with respect thereto that would result in an Encumbrance on any of the Assets or properties of any of the Acquired Companies.
(d)    All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.
(e)    There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(f)    Each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.
(g)    Except as set forth on Schedule 3.15(g), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (whether alone or in conjunction with any other event, including by reason of a termination of employment or engagement following such Contemplated Transactions) will result in the forgiveness of indebtedness or the acceleration, creation or increase of any rights of any Person to benefits under any Company Plan or otherwise (including the acceleration of the accrual or vesting of any benefits under any such Company Plan or the acceleration or creation of any rights under any employment, severance, retention, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment) or the obligation to take action to secure or fund any benefits payable under any Company Plan.
(h)    The Acquired Companies and their respective Affiliates are, and for the previous three (3) years have been, in material compliance with all Legal Requirements relating to the classification of employees as exempt or non-exempt under the Fair Labor Standards Act or other analogous Legal Requirement, and the classification of, treatment of, and payments (including payment of overtime wages) to any persons performing services as employees or independent contractors (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to each Acquired Company and its Affiliates.
(i)    No Company Plan is maintained or sponsored primarily for the benefit of current or former employees or service providers located outside of the United States or is subject to the Laws of a jurisdiction other than the United States, and none of the Acquired Companies nor any of their Affiliates has any obligation to provide for statutorily mandated benefits in a jurisdiction outside of the United States
Section 3.16    Environmental Matters. Except as set forth in Schedule 3.16, (a) the Companies are, and for the past five years have been, in compliance in all material respects with all Environmental Laws, (b) to the Company’s Knowledge, there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated or used by an Acquired Company, (c)  there have been no Hazardous Substances generated by any such Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States and (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by an Acquired Company, except for the storage of hazardous waste in compliance in all material respects with Environmental Laws.
Section 3.17    Contracts.
(a)    Contracts. Except as disclosed in the applicable subsection of Schedule 3.17(a), no Acquired Company is bound by or a party to any Contractual Obligation (or group of related Contractual Obligations):
(i)    relating to the acquisition or disposition by any Acquired Company, within the past five (5) years, of (A) any material business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);
(ii)    consisting of a partnership, limited liability company, joint venture or similar agreement;
(iii)    under which an Acquired Company has permitted any material Asset to become Encumbered (other than by a Permitted Encumbrance);
(iv)     (A) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of an Acquired Company;
(v)    containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person) of any Acquired Company or any

Affiliate thereof or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;
(vi)    under which an Acquired Company is, or may become, obligated to incur any severance or termination pay or benefits, retention pay or benefits, or other Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions (whether alone or in conjunction with any other event, including by reason of a termination of employment or engagement);
(vii)    under which an Acquired Company has, or may have, any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;
(viii)    with a labor union, trade union or other labor organization (each, a “Labor Organization”);
(ix)    consisting of a marketing or other similar arrangement;
(x)    containing any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;
(xi)    relating to the lease or license of any Asset (excluding the Real Property Leases and the Technology and Intellectual Property Rights, which are the subject of Section 3.12(d)) involving annual payments to or from the Company in excess of $10,000;
(xii)    for Shared Assets or Shared Services;
(xiii)    constituting of a Commingled Contract;
(xiv)    with a physician or any other referral source to any Acquired Company;
(xv)    with any third-party payor, including any Government Program payor;
(xvi)    any other Contractual Obligation between an Acquired Company, on the one hand, and any Seller (or Affiliate or Family Member thereof) or any Excluded Entity, on the other hand, that will continue in effect after the Closing;
(xvii)    under which an Acquired Company has advanced or loaned an amount to any of its Affiliates, employees or independent contractors; and
(xviii)    other than as referenced in the preceding clauses, for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments to or by an Acquired Company in excess of $100,000 or aggregate payments to or by an Acquired Company in excess of $250,000.
The Company has delivered to the Buyer Parties accurate and complete copies of each Contractual Obligation required to be listed on Schedule 3.17(a), in each case, as amended or otherwise modified and in effect.
(b)    Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.11 (Real Property), Schedule 3.12(d) (IP Contracts), Schedule 3.15 (Employee Benefit Plans), Schedule 3.17(a)

(Contracts) or Schedule 3.21 (Insurance) (each, a “Material Company Contract”) is Enforceable against the applicable Acquired Company and, to the Company Knowledge, against each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedules 3.03 (Authorization of Governmental Authorities) and 3.04 (Noncontravention) and assuming the continuing performance of each such Material Company Contract by each other party thereto, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.
(c)    Breach, etc. No Acquired Company or, to the Company’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.
Section 3.18    Related Party Transactions. Except for the matters disclosed on Schedule 3.18, neither any Seller nor any of their respective Affiliates and no officer or director (or equivalent) of any Acquired Company (or, to the Company’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by any Acquired Company or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with any Acquired Company (other than payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business, or were entered into with portfolio companies of Capitol Partners I, Capitol Partners II or Capitol Partners III in the Ordinary Course of Business and on arms’-length and commercially reasonable terms).
Section 3.19    Labor Matters.
(a)    Except as disclosed on Schedule 3.19(a), (i) there are no work slowdowns, lockouts, stoppages, picketing or strikes pending, or to the Company’s Knowledge, threatened against any Acquired Company, and there have been no such matters within the past three (3) years, (ii) no employee of an Acquired Company is represented by a labor union, (iii) no Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other Contractual Obligation with a Labor Organization, and no such Contractual Obligations is being negotiated by any Acquired Company, (iv) no petition has been filed or proceedings instituted by or on behalf of any Labor Organization with any Governmental Authority seeking recognition or certification of a bargaining representative, (v) to the Company’s Knowledge, there is no effort currently being made or threatened by, or on behalf of, any Labor Organization to organize any employees of an Acquired Company, and there have been no such efforts within the past three (3) years, and (vi) no notice, consultation and/or consent requirements with respect to any employees of any Acquired Company, or with respect to any Labor Organization, will be incurred in connection with the execution of this Agreement or any of the Ancillary Agreements or the consummation of the Contemplated Transactions.
(b)    True and complete information as to the name, current job title and compensation for each of the last three (3) years of all current directors and executives of the Acquired Companies has been provided to the Buyer. No executive or key employee of any of the Acquired Companies is employed pursuant to a non-immigrant work visa. As of the date hereof, to the Company’s Knowledge, no current executive employee, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Acquired Company within the next twelve (12) months.
(c)    The Companies are, and for the past three (3) years have been, in compliance in all material respects with all Legal Requirements relating to employment practices and terms and conditions of employment, including those relating to wages and hours, discriminatory employment or labor practices, occupational health and safety, immigration, and the classification and payment of employees and independent contractors. No such Company has, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act or other analogous Legal Requirement.

(d)    Except as disclosed on Schedule 3.19(d), as of the date hereof, there is no material Action pending or, to the Company’s Knowledge, threatened, (i) by or before any Governmental Authority with respect to any of the Companies concerning employment-related matters or matters related to the engagement of independent contractors or (b) by any current or former employee, independent contractor or applicant of any of the Companies against or affecting any such Company.
Section 3.20    Litigation; Governmental Orders.
(a)    Litigation. Except as disclosed on Schedule 3.20(a), (i) there is no Action pending to which any of the Companies is a party (either as plaintiff or defendant) or to which its Assets are or may be subject, or to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any of the foregoing, (ii) there has not been any Action to which any of the Companies has been a party (either as plaintiff or defendant) or to which its Assets were threatened, and (iii) there is no Action that any of the Companies presently intends to initiate.
(b)    Governmental Orders. Except as disclosed on Schedule 3.20(b), no Governmental Order has been issued that is applicable to the Companies or their Assets or the Business. The Companies are in material compliance with any and all Governmental Orders disclosed on Schedule 3.20(b).
Section 3.21    Insurance. Schedule 3.21 sets forth an accurate and complete list of all insurance policies by which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2012 (the “liability Policies”) and, with respect to such liability Policies under which the Acquired Companies, or any of their Assets, employees, officers or directors (or equivalent) or the Business are currently insured, their respective expiration dates. The list includes for each liability Policy the type of policy, form of coverage, policy number and name of insurer. The Company has made available to the Buyer Parties accurate and complete copies of all liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 3.21 describes any self-insurance arrangements affecting the Acquired Companies. Except as disclosed on Schedule 3.21, no insurer (a) has questioned, denied or disputed coverage of any claim pending under any liability Policy or (b) has threatened to cancel any liability Policy. Except as disclosed on Schedule 3.21, the Acquired Companies will after the Closing continue to have coverage under all of the liability Policies with respect to events occurring prior to the Closing.
Section 3.22    Healthcare Matters.
(a)    The Business and the Companies have at all times during the past twenty-four (24) months been conducted in all material respects in compliance with all applicable Healthcare Laws.
(b)    Except as disclosed on Schedule 3.22(b), during the past thirty-six (36) months, none of the Companies has received any subpoenas, demands or other notices from any Governmental Authority inquiring into, or otherwise relating to, any actual or potential violation of any Healthcare Laws, and none of the Companies is under investigation by any Governmental Authority for a violation of any Healthcare Laws and, to the Company’s Knowledge, there are no facts and circumstances which would reasonably be expected to form the basis for any such violation. Each of the Companies has timely filed all material reports, data and other information required to be filed with Governmental Authorities with respect to the Business.
(c)    Each Acquired Company has been granted all Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. Schedule 3.22(c) sets forth each material Permit affecting, or relating to, the Assets or the Business. Except as disclosed on Schedule 3.22(c), (i) the Permits required to be listed thereon are valid and in full force and effect, (ii) no Acquired Company is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under such material Permit or give any Governmental Authority grounds to suspend, revoke, cancel, rescind, modify, restrict or terminate any such Permit. Except as disclosed on Schedule 3.22(c), no Acquired Company has received any written notice or communication from any Governmental Authority regarding any violation of any Permit listed on Schedule 3.22(c). There has not during the past thirty-six (36) months been any Action or disciplinary proceeding by or from any Governmental Authority against any of the Companies or involving any Permit, and to the Company’s Knowledge no such Action or disciplinary proceeding is threatened. Each Acquired Company has delivered to Buyer accurate and complete copies of all Permits on Schedule 3.22(c).
(d)    Except as set forth on Schedule 3.22(d), all billing practices of the Companies to all third party payors, including Government Program payors, have been conducted in compliance with all Legal
Requirements in all material respects. There is no pending or, to the Company’s knowledge, threatened recoupment, denial of payment, overpayment, or penalty action or proceeding against any of the Companies under any Government Program or Healthcare Law or any other third party payor program.
(e)    None of the Companies nor, any of their directors, officers, employees, contractors, or agents has been or is currently suspended, excluded or debarred from contracting with the United States federal or any state government or from participating in any Federal Health Care Program (as defined in 42 USC § 1320a–7b(f)) or, to the Company’s Knowledge, is subject to an investigation or proceeding by any Governmental Authority that has resulted in or could result in such suspension, exclusion, or debarment; nor have any of the Companies or any of their directors, officers, employees, contractors, or agents received notice of any impending or potential exclusion or listing; nor have any of the Companies or any of their directors, officers, employees, contractors, or agents committed any act, nor has the Business been conducted in a way, that would reasonably be expected to result in exclusion or listing. None of the Companies has been subject to sanction pursuant to 15 U.S.C. § 41 et seq. or 42 U.S.C. § 1320a-7a or 1320a-8, or been charged with or convicted of a crime described at 42 U.S.C. § 1320a-7b, and no such sanction or proceeding is threatened or, to the Company’s Knowledge, pending.
(f)    Neither any of the Companies nor any of their directors, officers, senior management or, to the Company’s Knowledge, employees other than senior management, contractors or agents have, directly or indirectly, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form, in violation of any applicable Legal Requirements, including any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Legal Requirements, including any Healthcare Law.
(g)    The Companies have timely filed all required Cost Reports for all fiscal years, and copies of all Cost Reports have been made available to Buyer. All Cost Reports that have not been audited and finally settled accurately reflect the information required to be included therein, and such Cost Reports do not claim, and none of the Companies have received, reimbursement in any amount materially in excess of the amounts allowed by Healthcare Laws or any applicable agreement, except where excess reimbursement was noted on the Cost Report. To the Company’s Knowledge, there are no facts or circumstances that would give rise to any material disallowance under any Cost Report.
(h)    None of the Companies (i) is a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (ii) is, to the Company’s Knowledge, the subject of any Governmental Authority investigation conducted by any federal, state or local Governmental Authority except as set forth on Schedule 3.22(h) or (iii) is, to the Company’s Knowledge, a defendant or named party in any unsealed qui tam/False Claims Act litigation.
(i)    Except as set forth on Schedule 3.22(i), each of the Companies is in compliance with HIPAA, and all other applicable Information Laws. The Companies have used, collected, disclosed, disseminated and protected all Personal Information in compliance, in all material respects, with all applicable privacy policies and Contractual Obligations. True and complete copies of all Business Associate Agreements to which the Companies are a party to have been provided to Buyer. None of the Companies is in breach of any Business Associate Agreement.
(j)    Except as set forth on Schedule 3.22(j), none of the Companies has had any security or data breaches compromising or otherwise involving Personal Information, nor have the Companies received any written or, to the Company’s Knowledge, oral claim or notice from any Governmental Authority, alleging or referencing the investigation of any breach, violation of its Information Systems as defined under HIPAA or the improper use, disclosure or access to any personally identifiable information in its possession, custody or control.
(k)    Except as set forth on Schedule 3.22(k), none of the Companies performs any operations or provides any services to patients, customers or other third parties outside of the United States of America.
Section 3.23    No Brokers. No Acquired Company has any liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.
Section 3.24    Payors. Schedule 3.24 lists the five (5) largest payors (by amount paid to the Acquired Companies) during each of the year ended December 31, 2014 and the six-month period ended June 30, 2015 (such payors, the “Material Payors”).  No Material Payor has cancelled, terminated or otherwise adversely altered in any material respect its relationship with any Acquired Company or notified any Acquired Company or, to the Company’s Knowledge, otherwise threatened to cancel, terminate or materially alter its relationship with any Acquired Company.
Section 3.25    Disclosure. None of the representations and warranties contained in this ARTICLE III, nor any Schedules attached hereto and delivered in connection with such representations and warranties, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained herein and therein not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
Section 4.01    Power and Authorization; Enforceability. The execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which he or she is (or will be) a party, and the consummation of the Contemplated Transactions by each Seller, are within the power and authority of each Seller and, if applicable, have been duly authorized by all necessary action on the part of each Seller. This Agreement and each Ancillary Agreement to which each Seller is (or will be) a party (a) has been and will be duly executed and delivered by each Seller and (b) is and will be a legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.
Section 4.02    Authorization of Governmental Authorities. Except as disclosed on Schedule 4.02, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements or (b) consummation of the Contemplated Transactions by each Seller.
Section 4.03    Noncontravention. Except as disclosed on Schedule 4.03, neither the execution, delivery and performance by each Seller of this Agreement or any Ancillary Agreement nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.02, violate any provision of any Legal Requirement applicable to any Seller; (b) result in a breach or violation of, or default under, any Contractual Obligation of any Seller; or (c)

require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation.
Section 4.04    Title. Each Seller is the record and beneficial owner of the outstanding Equity Interests of the Company set forth opposite such Seller’s name on Schedule 4.04, and has good and marketable title to such Equity Interests of the Company, free and clear of all Encumbrances. Each Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Equity Interests of the Company, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of the Equity Interests of the Company, and have good and marketable title to such Equity Interests of the Company, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which a Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Equity Interests of the Company. Except pursuant to this Agreement, there is no Contractual Obligation pursuant to which a Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Equity Interests of the Company.
Section 4.05    No Brokers. Except as disclosed in Schedule 4.05, no Seller has any liability of any kind to any broker, finder, or agent with respect to the Contemplated Transactions other than those which will be paid by the Sellers or the Company prior to the Closing or which will be included in the Seller Transaction Expenses.
Section 4.06    Organization. In the case of each Seller that is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
The Buyer Parties jointly and severally represent and warrant to the Company that as of the date hereof and as of the Closing Date:
Section 5.01    Organization. Each of the Buyer Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
Section 5.02    Power and Authorization. The execution, delivery and performance by each of the Buyer Parties of this Agreement and each Ancillary Agreement to which such Buyer Party is a party and the consummation of the Contemplated Transactions by such Buyer Party are within the power and authority of each such Buyer Party and have been duly authorized by all necessary action on the part of each such Buyer Party. This Agreement and each Ancillary Agreement to which either of the Buyer Parties is a party (a) have been duly executed and delivered by such Buyer Party and (b) is a legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms.
Section 5.03    Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer Parties of this Agreement and each Ancillary Agreement to which either of them is a party or (b) consummation of the Contemplated Transactions by the Buyer Parties.
Section 5.04    Noncontravention. Neither the execution, delivery and performance by either of the Buyer Parties of this Agreement or any Ancillary Agreement to which either of them is a party nor the consummation of the Contemplated Transactions will (a) violate any provision of any Legal Requirement applicable to the Buyer Parties, or (b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting either Buyer Party or its assets or properties, (ii) any material Contractual Obligation of either Buyer Party, or (iii) the Organizational Documents of either Buyer Party.
Section 5.05    No Brokers. No Buyer Party has any liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be liable.
Section 5.06    Financial Capacity. The Buyer Parties will collectively have at Closing the financial ability to consummate the transactions contemplated by this Agreement, and it shall not be a condition to the obligations of the Buyer Parties to consummate the transactions contemplated hereby that the Buyer Parties have sufficient funds for payment of the Closing Cash Merger Consideration.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.01    Expenses. Except as otherwise provided herein, each party hereto will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, that all such expenses incurred by the Companies will be borne by the Sellers.
Section 6.02    Publicity. Any public announcement or disclosure (including any general announcement to employees, agents, producers, reinsurers, carrier partners, customers or suppliers) by any party with respect to the subject matter of this Agreement or the Contemplated Transactions will require the prior written consent of the Buyer and the Sellers’ Representative (such consent not to be unreasonably withheld, delayed or conditioned); provided, that the provisions of this Section 6.02 shall not prohibit any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure).
Section 6.03    Further Assurances. From and after the date hereof, upon the request of either the Sellers’ Representative, the Buyer or any Acquired Company, each of the parties hereto shall do, execute, acknowledge, deliver and file all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
Section 6.04    Closing. The Sellers will, and will cause the Companies and the Sellers’ Representative to, cooperate with the Buyer to take all of the actions and deliver all the various certificates, documents and instruments described in ARTICLE VII as being performed or delivered by the Sellers, the Companies or the Sellers’ Representative.
Section 6.05    Operation of the Business. From the date of this Agreement until the Closing Date, the Companies will, and the Sellers will cause the Companies to: (a) conduct the Business only in the Ordinary Course of Business in all material respects and in accordance with all applicable Legal Requirements, including any requirements of Section 3.22; (b) maintain the value of the Business as a going concern; and (c) preserve intact its business organization and relationships with third parties (including lessors, licensors, students, instructors, suppliers, distributors and customers) and directors, officers, employees, independent contractors and consultants. Without limiting the generality of this Section 6.05, without the written consent of the Buyer, the Companies will not, and the Sellers will cause the Companies not to take or omit to take any action which, if taken or omitted to be taken between the 2014 Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.07.
Section 6.06    Notices and Consents.

(a)    The Acquired Companies will, and the Sellers will cause the Acquired Companies to, give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are set forth or are required to be set forth on Schedule 3.03 and Schedule 3.04 or as otherwise reasonably requested by the Buyer. Each Seller will give all notices to, make all filings with and use his, her or its commercially reasonable efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are required to be set forth on Schedule 4.02 and Schedule 4.03 for such Seller or as otherwise reasonably requested by the Buyer. The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are required to be set forth on Schedule 5.03.
(b)    Without in any way limiting the foregoing, the Buyer Parties and the Acquired Companies shall make their respective HSR Act filings at such time as mutually agreed, but in any event, no later than September 1, 2015. Each of the parties hereto shall use their commercially reasonable efforts to obtain any applicable approval under the HSR Act and shall reasonably cooperate with the other parties hereto in promptly filing any other necessary applications, reports or other documents with any Governmental Authority having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Authority, including the resolution of any objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable Legal Requirement regarding antitrust matters.
Section 6.07    Buyer’s Access to Premises; Information. From the date of this Agreement until the Closing Date, the Acquired Companies will permit the Buyer and its Representatives to have reasonable access, during normal business hours (at reasonable times and upon reasonable notice) to all officers of the Acquired Companies and to all premises, properties, customers, suppliers, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Acquired Companies and to make copies of such books, records, contracts, data, information and documents as the Buyer or its Representatives may reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Acquired Companies or any of their Affiliates.
Section 6.08    Notice of Developments. From the date of this Agreement until the Closing Date, the Acquired Companies and the Sellers will give the Buyer prompt written notice upon becoming aware of (a) any material development affecting the assets, liabilities, Business, financial condition or operations of an Acquired Company, (b) any event or circumstance that could reasonably be expected to result in a material breach of, or material inaccuracy in, any of the Acquired Companies’ or the Sellers’ representations, warranties, covenants or agreements set forth in this Agreement, (c) any event or circumstance that could reasonably be expected to cause any condition to the obligations of any party hereto to effect the Contemplated Transactions not to be satisfied, (d) any notice or other communication from any Person (including any Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions, (e) the commencement, initiation or threat of such commencement or initiation of any Action regarding the Contemplated Transactions or otherwise involving any of the Companies or (f) any material development in any pending Action regarding the Contemplated Transactions or otherwise involving any of the Companies. The delivery of any notice pursuant to this Section 6.08 shall not cure any breach of any representation or warranty requiring disclosure of any such matter or any breach of any covenant, condition or agreement contained in this Agreement or otherwise limit or affect the rights of, or the remedies available to, the Buyer.
Section 6.09    Exclusivity. From the date of this Agreement until the Closing, neither the Sellers nor the Companies will (and the Companies and the Sellers will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests of any Acquired Company or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial assets or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Equity Interests in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Acquired Companies and the Sellers will notify the Buyer as promptly as reasonably practicable if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited) and will provide the Buyer with the proposed total enterprise value and purchase price of any offers they receive prior to the Closing.
Section 6.10    Confidentiality.
(a)    The Sellers acknowledge that the Acquired Companies possess valuable Confidential Information and Trade Secrets, to which the Sellers have had access as a result of their ownership in and/or other association with the Acquired Companies. Each Seller therefore agrees that such Seller shall never, other than as required by applicable law, disclose to any Person or, for purposes of competing with the Business or otherwise, use Confidential Information or Trade Secrets. Each Seller further agrees to furnish prompt notice to the Buyer of any required disclosure of Confidential Information and/or Trade Secrets sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Buyer a reasonable opportunity to seek protection of the Confidential Information and/or Trade Secrets prior to any such disclosure. The obligations under this Section 6.10 with respect to any Seller shall not apply to Confidential Information and/or Trade Secrets that have become generally known through no wrongful act on the part of such Seller. Notwithstanding anything to the contrary set forth herein, the parties expressly acknowledge and agree that the foregoing restrictions shall not apply to the Confidential Information or Trade Secrets described on Schedule 6.10, to the extent necessary to operate the business of Spinco and the Excluded Entities as such Excluded Entities are operated as of immediately prior to the Closing, in all cases in a manner that preserves the Confidential Information and Trade Secrets of the Acquired Companies.
(b)    For the purposes of this Section 6.10:
“Confidential Information” means any and all information of the Acquired Companies that is not generally known by those with whom any of the Acquired Companies has competed or conducted the Business, or with whom any of the Acquired Companies has planned to compete or conduct the Business, and any and all information, publicly known in whole or in part or not, which, if disclosed by any Seller would assist in competing with the Business, and which does not fall within the definition of a Trade Secret. Confidential Information, as applicable to any Seller, also includes any information that such Seller has received in connection with such Seller’s relationship with the Acquired Companies belonging to customers, clients or other third parties with any understanding, express or implied, that the information would not be disclosed.
“Trade Secrets” means any and all information of the Acquired Companies including, but not limited to, a formula, pattern, compilation, program, device, method, technique or process that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by the public or any other person who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
Section 6.11    Noncompetition; Nonsolicitation.
(a)    For the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), no Stockholder shall, directly or indirectly, other than on behalf of the Buyer or an Acquired Company, in any capacity (whether as an owner, employee, partner, advisor, independent contractor or otherwise, whether with or without compensation) compete with all or any portion of the Business (including the business of providing (i) skilled home health care, (ii) hospice service, (iii) outpatient therapy in connection with a home health business or (iv) private duty or unskilled home health care services) as conducted or proposed to be conducted as of the Closing Date, within any geographical area set forth on Schedule 6.11 (the “Restricted Area”).
(b)    During the Restricted Period, no Stockholder will, directly or indirectly, or will assist, directly or indirectly, any other Person to (A) call on, solicit, induce, influence or encourage any customer, client, vendor, supplier or other business partner of an Acquired Company to terminate or diminish its relationship with them or (B) seek to persuade any customer, client, vendor, supplier or other business partner or prospective customer of an Acquired Company (in either case who was such at any time within the twelve (12)-month period immediately preceding the Closing Date) to conduct with anyone else any business or activity that such business partner or prospective business partner conducts or could conduct with an Acquired Company.
(c)    For a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, and within the Restricted Area, no Stockholder will, directly or indirectly, or will assist directly or indirectly any other Person to solicit, hire or engage in any capacity any employee, or any advisor or independent contractor (in the case of advisors and independent contractors, other than an entity advisor or independent contractor that employs multiple individuals) providing clinical services, of the Buyer or an Acquired Company (or any Person who was an employee, or an advisor or independent contractor (in the case of advisors and independent contractors, other than an entity advisor or independent contractor that employs multiple individuals) providing clinical services, of the Buyer or an Acquired Company at any time within the twelve (12) month period immediately preceding the activity restricted by this provision or solicit or seek to persuade any such Person to discontinue such employment or engagement); provided, that the foregoing shall not apply to the engagement of a staffing service or agency or to any employee of the Buyer or any Acquired Company whose employment is terminated by the Buyer or such Acquired Company without cause following the Closing and at least twelve (12) months prior to the activity restricted by this provision.
(d)
(i)    Notwithstanding the foregoing, nothing in Section 6.11(a) of this Agreement will prevent any Seller from operating outside of the Restricted Area or as part of the Health at Home joint venture partnership with LCS (the “LCS Business”) within any LCS facility that is part of such joint venture as of the date hereof or any facility that LCS is actively planning to open as of the date hereof and is set forth on Schedule 6.11(d)(i); provided, however, that if any such LCS facility is within the Restricted Area, then each Seller may only service patients which reside in such LCS facility. In the event of a change of control, whether through a direct or indirect merger or sale of stock or assets of LCS, or of any entity or entities controlling LCS, then no facilities in the Restricted Area (x) owned or operated by such acquirer or acquirers immediately prior to the closing of such change of control of LCS or (y) subsequently acquired by LCS or any of its Affiliates in a transaction or series of related transactions involving more than ten (10) facilities, may, in either case, be serviced by Health at Home or LCS for the duration of the Restricted Period, and no Seller shall, directly or indirectly, cause, permit or encourage any Confidential Information or Trade Secrets of the Acquired Companies to be used in any manner in support of such entity or entities.
(ii)    If any Seller, which for the purposes of this Section shall include any group of Sellers, which shall in each case act as a single Seller in satisfying the requirements of this Section, desires to transfer or sell his, her or its interests in the LCS Business to any Person (other than LCS, unless such sale occurs following, or in connection with, a change of control of LCS, whether through a direct or indirect merger or sale of stock or assets of LCS, or of any entity or entities controlling LCS, following the date hereof), such Seller shall inform the Buyer by written notice, and included in such notice, Seller shall provide any applicable projections or management presentations which such Seller would provide to any other potential buyer and will afford the Buyer an opportunity to discuss in good faith with such Seller the potential sale of such interests in the LCS Business by such Seller to the Buyer. Such discussions will be on an exclusive basis with Buyer for a period of ten (10) Business Days following the delivery of such notice, and such Seller shall not engage in any discussions regarding the transfer or sale of his, her or its interests in the LCS Business (no matter how structured) or otherwise provide any information reasonably related to such a transaction to any Person other than Buyer. Following such exclusivity period, if the Buyer and Seller, each acting in good faith, fail to enter into an agreement, which may include a letter of intent, regarding the transfer or sale of the Seller’s interests in the LCS Business or fail to consummate a transaction for such Seller’s interest in the LCS Business pursuant to such agreement, then Seller may proceed to offer the interest to third parties; provided that, if Seller initiates discussions with, or solicits bids from third parties other than pursuant to a process with a single buyer, or decides to engage in an auction process, then such Seller agrees to provide the Buyer and its Affiliates with the right to participate in any such sale process for such Seller’s interest in the LCS Business on the same basis as other potential buyers.
(iii)    In the event that any Seller breaches any of his, her or its obligations under Section 6.11(d)(i), and without limiting any provision of Section 6.11(e) of this Agreement and without prejudice to any other remedies that may be available to any of the Buyer Parties (including without limitation preliminary and permanent injunctive relief), and any such Seller fails to cure such breach by (A) continuing to accept any new patients after receiving a notice (“Breach Notice”) detailing the breach or inaccuracy and other material facts and circumstances upon which such claim is based, in each case, in reasonable detail in light of the facts then known, or (B) following the date such Breach Notice is received, recertifying any patient accepted in breach of any Seller’s obligations under Section 6.11(d)(i), such Seller agrees to pay to the Buyer liquidated damages in the amount of the Patient Cost for each such breach occurrence (it being understood that if such Seller stops taking new patients in the Restricted Area upon receipt of the Breach Notice and does not recertify any patient accepted in breach of such Seller’s obligations under Section 6.11(d)(i), no such damages shall be payable). Sellers and the Buyer each acknowledge and agree that (i) the injury that would be caused by a breach of any such obligations would be difficult or impossible to accurately measure, (ii) Sellers and the Buyer intend for the liquidated damages to provide for damages rather than for a penalty and (iii) the sum identified in this paragraph is a reasonable estimate of the probable loss to be caused by such a breach.
(e)    Each Seller agrees (i) that his, her or its agreement to the covenants contained in this Section 6.11 is a material condition of the Buyer’s willingness to enter into and consummate the Contemplated Transactions, (ii) that the covenants contained in this Section 6.11 are necessary to protect the good will, confidential information, trade secrets and other legitimate interests of the Acquired Companies, (iii) that, in addition to any other remedies available to it, including the liquidated damages described in Section 6.11(d), the Buyer shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Seller of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder, (iv) that the period of restriction applicable to each Seller shall be tolled, and shall not run, during the period of any breach by such Seller of any such covenants, (v) that in the event that any provision of this Section 6.11 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law and (vi) that no claimed breach of this Agreement attributed to the Buyer shall operate to excuse any Seller from the performance of his, her or its obligations under this Section 6.11.
Section 6.12    Principal Stockholder Approval. Promptly following the execution of this Agreement, the Company shall solicit and obtain the Principal Stockholder Consents. In connection with such approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of the Buyer Parties, proxy materials (the “Proxy Statement”) for the purpose of soliciting the approval of the Stockholders in accordance with the DGCL. The Proxy Statement shall contain adequate disclosure of all material facts concerning the proposed transaction and any other information required by Sections 228 and 262 of the DGCL and shall be shared with the Buyer and its representatives prior to distribution to the Stockholders, and Buyer and its representatives shall have a reasonable period of time to review and comment on such Proxy Statement (such period not to exceed five (5) Business Days). The Board of Directors of the Company shall recommend to the Stockholders they approve and adopt the Agreement and approve the Merger and the transactions contemplated hereby.
Section 6.13    Director and Officer Insurance.     Prior to the Closing Date, at Sellers’ sole expense, the Company shall purchase a single tail insurance policy covering each Person currently covered by an Company’s “directors and officers” insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date, for a period of six years from the Closing Date.
Section 6.14     Employee Matters.
(a)    (i) Buyer will cause the benefit plans applicable to employees who are actively employed by the Acquired Companies immediately prior to the Closing (such employees, collectively, the “Business Employees”) on and after the Closing Date (the “Buyer’s Plans”) to recognize all previous service with the Company and its Affiliates for the purpose of determining each Business Employee’s eligibility for and entitlement to benefits, including for vesting but, except for vacation, severance and short-term disability purposes, not for benefit accrual or benefit level determination purposes, to the extent such service was recognized for such purpose by Company and its Affiliates as of immediately before the Closing Date and would be recognized for such purposes under the applicable terms of the Buyer’s Plans; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service; (ii) Buyer will cause the Buyer’s Plans to recognize all costs and expenses incurred by the Business Employees (and their dependents and beneficiaries) during the portion of the current plan year up to (and including) the Closing Date, for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any welfare benefit plan for such plan year, and to waive any preexisting condition, evidence of insurability, actively at work or good health exclusions for the Business Employees under any comparable Buyer Plan; and (iii) for the remainder of the calendar year in which the Closing Date occurs, Buyer shall maintain vacation and holiday policies for Business Employees that are not less favorable than the vacation and holiday policies in effect immediately prior to the Closing Date.
(b)    The Company currently sponsors the CareSouth Health System, Inc. 401(K) Retirement Plan, which is the only Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company’s 401(k) Plan”). Unless requested by Buyer at least five (5) Business Days before the Closing Date not to take such actions, the Company shall take (or cause to be taken) all actions necessary or appropriate to, effective no later than the day immediately preceding the Closing Date, transfer the sponsorship of the Company’s 401(k) Plan to Spinco (it being understood and agreed that such transfer and Spinco’s subsequent sponsorship of the 401(k) Plan will not subject Buyer to any liability with respect to the Company’s 401(k) Plan).  The Company shall deliver to the Buyer, prior to the Closing Date, evidence reasonably satisfactory to the Buyer that the Company’s board of directors (or its authorized delegate) has validly adopted resolutions or taken such other actions as the Company may determine necessary to transfer the Company’s 401(k) Plan to Spinco (the form and substance of which resolutions or such other actions shall be subject to reasonable review and comment by Buyer), effective no later than the date immediately preceding the Closing Date.
(c)    The Company shall cause the Company’s 401(k) Plan to fully vest the Business Employees in their accounts immediately prior to the Closing Date. The Business Employees will be eligible to participate in one or more defined contribution savings plans intended to qualify under Section 401(a) and Section 401(k) of the Code (the “Buyer Savings Plan”) and the Buyer shall cause the Buyer Savings Plan to provide for receipt of the Business Employees’ distribution of their account balances from the Company’s 401(k) Plan, including any outstanding loans, in the form of an eligible rollover distribution from the Seller’s 401(k) Plan, provided such rollovers are made at the election of the Business Employees and in accordance with the terms and conditions of the Buyer Savings Plan.
(d)    The Company currently sponsors the health and welfare benefit plans listed on Schedule 6.14(d) (the “Company’s Health and Welfare Plans”). Unless requested by Buyer at least five (5) Business Days before the Closing Date not to take such actions, the Company shall take (or cause to be taken) all actions necessary or appropriate to, effective no later than the day immediately preceding the Closing Date, transfer the sponsorship of the Company’s Health and Welfare Plans to Spinco (it being understood and agreed that such transfer and Spinco’s subsequent sponsorship of the Company’s Health and Welfare Plans will not subject Buyer to any liability with respect to the Company’s Health and Welfare Plans other than any amounts payable by Buyer with respect to the participation of the Business Employees in the Company’s Health and Welfare Plans pursuant to the Transition Services Agreement).  The Company shall deliver to the Buyer, prior to the Closing Date, evidence reasonably satisfactory to the Buyer that the Company’s board of directors (or its authorized delegate) has validly adopted resolutions or taken such other actions as the Company may determine necessary to transfer the Company’s Health and Welfare Plans to Spinco (the form and substance of which resolutions or such other actions shall be subject to reasonable review and comment by Buyer), effective no later than the date immediately preceding the Closing Date.
(e)    The provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement and no current or former employee, director, independent contractor or other service provider or any other individual associated therewith (including, without limitation, any beneficiary or dependent) shall be regarded for any purpose as a third-party beneficiary of this Agreement and no provision of this Agreement shall create any such rights in any such person. Nothing herein, whether express or implied, shall be construed as the establishment of or an amendment or modification to any Benefit Plan or other employee benefit plan, program, policy, agreement or arrangement for any purpose. After the Closing, nothing contained in this Agreement, whether under this Section 6.14 or otherwise, shall interfere with the right of the Company, Buyer or any of their respective Affiliates to amend, modify or terminate any Buyer Plan (subject to the provisions of Section 6.14(a) above) or to terminate the employment or modify the terms and conditions of employment of any Business Employee for any reason.
(f)     Schedule 6.14(f) includes a true and complete list of the name and job title of each Business Employee as of the date hereof. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer an updated Schedule 6.14(f) including a true and complete list of the name and job title of each Business Employee as of the Closing Date.
Section 6.15    Principal Stockholders’ Release. Effective as of the Closing, each Principal Stockholder, in its capacity as a Seller, member, manager, equityholder, officer, or director of the Acquired Companies, or otherwise, and on behalf of itself, its Affiliates, and the successors and assigns of each of them, hereby irrevocably waives, releases, remises, and forever discharges the Acquired Companies and each of their respective past, present and future members, managers, directors, officers, employees, equityholders, Subsidiaries, and Affiliates, and the successors and assigns of each of them, from any and all liabilities of the Acquired Companies owed to such Principal Stockholder, any of its Affiliates, or any successor or assign of any of them or any claims, Actions or liabilities of any kind which such Principal Stockholder, any of its Affiliates, or any successor or assign of any of them currently have against, or which are in any way connected to, the Acquired Companies, in each case whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by such Principal Stockholder, any of its Affiliates, or any successor or assign of any of them; provided that, this Section 6.15 will not be construed to release, waive or impair the Acquired Companies’ obligations with respect to (a) compensation and benefits to which such Principal Stockholder is entitled in his capacity as an officer or employee of any of the Acquired Companies that is accrued as a liability in the consolidated balance sheets of the Acquired Companies as of the Closing Date (as determined in accordance with the Accounting Principles), but excluding, for the avoidance of doubt, with respect to the Options, the 2009 CareSouth Employee Stock Option Plan (and any agreement pursuant to which an Option was issued thereunder) and the Stock Option Plan for Executives and Key Employees of CareSouth Health System, Inc. (and any agreement pursuant to which an Option was issued thereunder), and (b) benefits to which such Principal Stockholder is entitled pursuant to any of the Contemplated Transactions (including, subject to Section 9.08, claims by such Principal Stockholder pursuant Section 6.13 or pursuant to the Organizational Documents of the Acquired Companies).
Section 6.16    280G Matters. Prior to the Closing Date, the Company shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 280G”) and (ii) submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, the Company shall provide adequate disclosure to stockholders entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Prior to the Closing Date, the Company shall deliver to Buyer evidence that (i) a stockholder vote was held in conformity with Section 280G and the requisite stockholder approval was obtained with respect to any payments or benefits that were subject to the stockholder vote (the “280G Approval”), (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided and those Persons entitled to receive any such payments or benefits shall have provided to the Company waivers of those payments or benefits, or (iii) the 280G Approval was not necessary because no payments or benefits would constitute “parachute payments” (within the meaning of Section 280G) in the absence of the 280G Approval. Within a reasonable period of time prior to the solicitation of any 280G Approval, the Company will permit the Buyer to review and reasonably comment on any proposed stockholder disclosure or waivers of payments and benefits prior to sending such documents to stockholders or disqualified individuals. The Company shall provide to Buyer prior to the Closing Date the evidence of any 280G Approval.
Section 6.17    Name Change. Within ninety (90) days after the Closing Date, the Sellers shall cause each of the Excluded Entities to change its name to a name that does not include “CareSouth” and thereafter none of the Sellers, Spinco nor any of the Excluded Entities will use any names, trade names, trademarks, service marks or titles incorporating “CareSouth” or any designation or mark confusingly similar to it.
Section 6.18    Shared Assets. The Company and Spinco will enter into an agreement, in a form to be mutually reasonably agreed prior to the Closing, granting to Spinco and its Affiliates the non-exclusive, non-transferable (whether pursuant to a sublicense or otherwise), perpetual right to use without charge the Shared Assets identified as being shared following the Closing on Schedule 3.10(b) for the purposes, and consistent with the scope, with which such Shared Assets are being used by the Excluded Entities as of the date hereof; provided that, for the avoidance of doubt, this Section 6.18 shall in all cases be subject to the limitations and covenants set forth in Section 6.11.
Section 6.19    Tax Information. By the later of (a) five (5) Business Days following the date hereof, or (b) twenty (20) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Buyer, and shall secure prior to the Closing Date Buyer’s consent with respect to the form and substance thereof (such consent not to be unreasonably withheld, conditioned or delayed): (i) the Appraisal Report; (ii) the Tax Basis Report; (iii) the schedule of Transaction Deductions; (iv) information fully describing the structure of the Distributed Assets; and (v) a proposed Spinco Value. In furtherance of the immediately preceding sentence, the Buyer and the Sellers’ Representative shall each act in good faith to agree on the form and substance of such materials and information described in subparts (i) through (v) of the immediately preceding sentence, which shall include providing the other party with reasonable advance notice of any meeting or discussion with any third party that has prepared or is preparing such materials, copying the other party in connection with electronic communications with such third party and making reasonable arrangements to have the Buyer, the Sellers’ Representative and their applicable representatives jointly participate in any discussions or meetings with such third party.
Section 6.20    Sublease. Promptly after the date hereof, the parties shall use commercially reasonable efforts to negotiate and enter into a sublease regarding the Company’s campus at One Tenth Street, Suite 500, Augusta, Georgia 30901 to be effective as of the Closing Date, which sublease shall be on commercially reasonable terms and shall apply a pro rata allocation of rights and obligations as would be customary for similarly situated subleases.
Section 6.21    Transition Services Agreement. Each of the Buyer and the Company shall review, supplement, update and complete the schedules to the Transition Services Agreement prior to the Closing as the parties determine in good faith is reasonably necessary to support the Acquired Companies in the ordinary course operation of the business following Closing, in each case on commercially reasonable terms.
ARTICLE VII
CLOSING CONDITIONS
Section 7.01    Conditions to the Obligations of the Buyer and the Merger Sub to Effect the Closing. The obligations of the Buyer and Merger Sub to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. Each of (a) the representations and warranties made in Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.04(b)(iii) (Noncontravention), Section 4.01 (Power and Authorization; Enforceability), Section 4.04 (Title) and Section 4.06 (Organization) shall be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, (b) the representations and warranties made in Section 3.05 (Capitalization), Section 3.23 (No Brokers) and Section 4.05 (No Brokers) shall be true and correct in all respects (subject only to de minimis inaccuracies) at and as of the Closing with the same force and effect as if made as of the Closing and (c) the other representations and warranties of the Company and the Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (i) that is not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time) and (ii) that is qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time).

(b)    Performance. Each Acquired Company and each Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.
(c)    Compliance Certificate. The Company and the Sellers’ Representative will have delivered to the Buyer a certificate signed by an officer of the Company certifying the satisfaction of the conditions set forth in Section 7.01(a), Section 7.01(b) and Section 7.01(l).
(d)    Resolutions. The Company and the Sellers’ Representative will have delivered to the Buyer certified copies of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions.
(e)    Good Standing Certificates. The Company and the Sellers’ Representative will have delivered to the Buyer good standing certificates for each of the Acquired Companies from their respective jurisdictions of organization as of a recent date prior to the Closing Date.
(f)    Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.
(g)    Absence of Litigation. Other than for any Action directly or indirectly instigated by the Buyer or the Merger Sub, no Action will be pending or threatened which may result in a Government Order (nor will there be any Government Order in effect) (a) which would reasonably be expected to prevent consummation of any of the Contemplated Transactions, (b) which would reasonably be expected to result in any of the Contemplated Transactions being rescinded following consummation, (c) which would reasonably be expected to limit or otherwise adversely affect the right of the Buyer to control the Acquired Companies, or to operate all or any material portion of either the Business or Assets or of the business or assets of the Buyer or any of its Affiliates or (d) which would reasonably be expected to compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.
(h)    Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed or required to be disclosed on Schedule 3.03, Schedule 3.04, Schedule 4.03, or Schedule 4.04, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer, and no such authorization, consent or approval will have been revoked.
(i)    FIRPTA Certificate and IRS Form W-8 and Form W-9. The Company will have delivered to the Buyer a certification in a form reasonably acceptable to the Buyer, dated as of the Closing Date, conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Buyer shall have received either an appropriate Internal Revenue Service Form W-9, or an applicable Form W-8, from the payees of amounts due in connection with the Contemplated Transaction.
(j)    Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Merger Sub and the Buyer, as applicable, by each of the other parties thereto.
(k)    Resignation. The Sellers’ Representative will have delivered to the Buyer the resignations, effective as of the Closing, of each officer and director of each of the Acquired Companies, other than those whom the Buyer previously specified in writing to the Company prior to the Closing.
(l)    No Material Adverse Effect. Since the date hereof, there will have occurred no event, change, fact, or condition, nor will there exist any circumstance which, singly or in the aggregate with all other events, changes, facts, conditions and circumstances, has resulted or would reasonably be expected to result in a Material Adverse Effect.
(m)    Pay-off Letters and Lien Releases. The Sellers’ Representative will have delivered to the Buyer customary payoff letters and lien release documentation reasonably satisfactory to the Buyer and their counsel and lenders relating to each item of Debt of the Acquired Companies set forth on Schedule 3.08 and the termination of all Encumbrances on any Assets securing any such Debt.
(n)    Intercompany Balances. All intercompany balances (i) between the Excluded Entities and any Acquired Company not wholly owned by another Acquired Company will be transferred from such Excluded Entity to the Company and (ii) between the Excluded Entities and any other Acquired Company shall be equity settled by deemed contributions and distributions evidenced by board resolutions.
(o)    The calculation of the Closing Tax Amount included in the Estimated Closing Statement will have been consented to by the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed.
Section 7.02    Conditions to the Sellers’ Obligations at the Closing. The obligations of the Company and the Sellers to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. Each of (a) the representations and warranties of the Buyer contained in Section 5.01 (Organization), Section 5.02 (Power and Authorization) and Section 5.04(b)(iii) (Noncontravention) of this Agreement will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, (b) the representations and warranties made in Section 5.05 (No Brokers) shall be true and correct in all respects (subject only to de minimis inaccuracies) at and as of the Closing with the same force and effect as if made as of the Closing and (c) the other representations and warranties of the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing.
(b)    Performance. The Merger Sub and the Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Merger Sub or the Buyer, as applicable, at or prior to the Closing.
(c)    Compliance Certificate. The Merger Sub and the Buyer will each have delivered to the Sellers’ Representative a certificate signed by an authorized signatory of each of the Merger Sub and the Buyer certifying the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b).
(d)    Resolutions. The Merger Sub and the Buyer will have delivered to the Sellers’ Representative certified copies of the resolutions of the Merger Sub’s board of managers and the Buyer’s board of directors authorizing, as applicable, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the Contemplated Transactions.
(e)    Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.
(f)    Absence of Litigation. Other than for any Action directly or indirectly instigated by any Seller or Acquired Company, no Action will be pending or threatened in writing which may result in a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

(g)    Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority that are disclosed on Schedule 5.03 will have been obtained or made and no such authorization, consent or approval will have been revoked.
(h)    Escrow Agreement. The Buyer will have executed and delivered to the Sellers’ Representative the Escrow Agreement.
ARTICLE VIII
TERMINATION
Section 8.01    Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Sellers’ Representative;
(b)    by either the Buyer or the Sellers’ Representative by providing written notice to the other at any time after 5 p.m. Eastern Time on November 2, 2015, if the Closing will not have occurred by reason of the failure of any condition set forth in Section 7.02, in the case of the Buyer, or Section 7.01, in the case of the Sellers, to be satisfied (unless such failure is the result of one or more breach or violation of, or inaccuracy in, any covenant, agreement, representation or warranty of this Agreement by the terminating party); provided, however, that, if the failure to effect the Closing by the Termination Date is due to a delay in obtaining the consents and approvals or the expiration of the applicable waiting periods contemplated by Section 7.01(h) and Section 7.02(g) (and the primary cause of such delay is not the Buyer’s failure to comply with its obligations pursuant to Section 6.06), the Termination Date shall automatically be extended to the earlier of (i) December 1, 2015, and (ii) five (5) Business Days after the satisfaction of the conditions set forth in Section 7.01(h) and Section 7.02(g).
(c)    by either the Buyer or the Sellers’ Representative if a Government Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;
(d)    by the Buyer if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or any of the Sellers contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), (ii) the Company or a Seller will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement; in each case, which breach or violation would give rise, or would reasonably be expected to give rise, to a failure of a condition set forth in Section 7.01 and cannot be or has not been cured within ten (10) Business Days after the Buyer notifies the Sellers’ Representative of such breach or violation or (iii) the Company has failed to deliver the Principal Stockholder Consents within three (3) Business Days of the date of this Agreement; or
(e)    by the Sellers’ Representative if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Merger Sub or the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Sellers’ Representative’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Merger Sub or the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement; in each case which breach or violation would give rise, or would reasonably be expected to give rise, to a failure of a condition set forth in Section 7.02 and cannot be or has not been cured within ten (10) Business Days after the Sellers’ Representative notifies the Buyer of such breach or violation.

Section 8.02    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement – other than the provisions (and related definitions) of Section 6.01 (Expenses), Section 6.02 (Publicity), Section 6.10 (Confidentiality), Section 11.08 (Governing Law), Section 11.09 (Jurisdiction; Venue; Service of Process) and Section 11.11 (Waiver of Jury Trial) and this Section 8.02 (Effect of Termination) – will then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party (and, for the avoidance of doubt, such party’s Affiliates, officers, directors, shareholders and representatives) to any other party, except for liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.
ARTICLE IX
INDEMNIFICATION
Section 9.01    Indemnification by the Sellers.
(a)    Indemnification. Subject to the limitations set forth in this ARTICLE IX, each Seller shall severally, but not jointly, in accordance with its Pro Rata Percentage (or, in the case of clauses (iii), (iv)(A) and (v)(A) of this Section 9.01(a), severally and solely as to itself) indemnify, defend and hold harmless each of the Buyer Parties and each of their respective Affiliates (including, following the Closing, each Acquired Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:
(i)    any breach of, or inaccuracy in, any representation or warranty in ARTICLE III of this Agreement or in any schedule or certificate delivered pursuant to this Agreement;
(ii)    any breach or violation of any covenant or agreement of any Acquired Company to the extent required to be performed or complied with by such Acquired Company at or prior to the Closing in or pursuant to this Agreement;
(iii)    any breach of, or inaccuracy in, any representation or warranty made by any Seller in ARTICLE IV of this Agreement, any Letter of Transmittal or in any schedule or certificate delivered by or on behalf of such Seller pursuant to this Agreement;
(iv)    any breach or violation of any covenant or agreement (including under this ARTICLE IX) in or pursuant to this Agreement of (A) any Seller or (B) the Sellers’ Representative;
(v)    any criminal activity, willful misconduct, gross negligence, fraud or intentional misrepresentation (A) by any Seller (or any Affiliate or Representative thereof) or (B) any Acquired Company (or any Affiliate or Representative thereof);
(vi)    (A) all Taxes (or the non-payment thereof) or Tax reporting obligations of, or imposed on, any Acquired Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (the “Pre-Closing Tax Period”), including, for the avoidance of doubt, Taxes attributable to the distribution of the Distributed Assets, (B) Taxes of the Sellers or their Affiliates, (C) Taxes attributable to the consummation of the Contemplated Transactions, including any Transfer Taxes and any employment Taxes payable as a result of the consummation of the Contemplated Transactions and the payments arising therefrom, (D) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law, (E) any and all Taxes or other related obligations or amounts of any Person imposed on any Acquired Company as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (F) costs, expenses, or liabilities incurred or owed (including amounts to be paid on resolution) with respect to the VDA process described in Section 10.03(d)(ii) (subject to the apportionment of fees and expenses described therein);
(vii)    any assertion or recovery by any Stockholder of the fair value, interest, and expenses or other amounts pursuant to appraisal rights exercised or purportedly exercised pursuant to the DGCL; or
(viii)    the matters described on Schedule 9.01(a)(viii).
(b)    Monetary Limitations.
(i)    The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 9.01(a)(i) and Section 9.01(a)(iii) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until (A) the Losses incurred with respect to the matter giving rise to such breach or inaccuracy exceed $25,000, and then, in such case, subject to clause (B) below, the entire amount of such Losses shall be recoverable (provided, that any Losses arising from any potential indemnification claims that arise out of the same or a series of related occurrences, events or circumstances will be aggregated and treated as an individual breach or inaccuracy for purposes of this clause (A)), and (B) the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $1,000,000 (at which point the Sellers will indemnify the Buyer Indemnified Persons for all such Losses, including such initial $1,000,000); provided, that the foregoing limitations shall not apply to (x) any breaches of, or inaccuracies in, any of the False Claims Representations or Specified Representations (referenced below) or Section 3.14 (Tax Matters), (y) any Losses arising from a ZPIC Audit or a RAC Audit, (other than amounts in the aggregate with respect to ZPIC Audits or RAC Audits which are reserved against on the face of the Unaudited Financials, or which are reserved against on the face of the Final Closing Balance Sheet to the extent such reserves are made in accordance with the Accounting Principles and based on facts or circumstances that arise after the date of this Agreement) to the extent such ZPIC Audit or RAC Audit relates to the operations of the Acquired Companies for the period prior to the Closing or (z) any Losses arising under Code Section 4980D or 4980H to the extent such Losses relate to the operations of the Acquired Companies for the period prior to the Closing.
(ii)    The Sellers’ aggregate liability for Losses in respect of claims for indemnification pursuant to Section 9.01(a)(i) and Section 9.01(a)(iii) in respect of breaches of, or inaccuracies in, any of the representations and warranties set forth in:
(A)    Sections 3.17 (Contracts) and 3.22 (Healthcare Matters) (but only to the extent such representations in Sections 3.17 and 3.22 arise out of the Federal False Claims Act or the Federal False Claims Law) (collectively, the “False Claims Act Representations”), will not be subject to any limitation set forth in this Section 9.01(b); provided, however, that the maximum liability of each Seller other than Capitol Partners I, Capitol Partners II, and Capitol Partners III for Losses in respect of the foregoing shall be the Pro Rata Percentage of the Cash Merger Consideration received by such Seller (provided that Capitol Partners I, Capitol Partners II, and Capitol Partners III shall be responsible for such Losses that otherwise would have been borne by such Sellers but for the application of this proviso);
(B)    Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.04(b)(iii) (Noncontravention), Section 3.05 (Capitalization), Sections 3.17 (Contracts) and 3.22

(Healthcare Matters) (but only to the extent such representations in Sections 3.17 and 3.22 arise out of the Federal Anti-Kickback Statute, the Federal Civil Monetary Penalties Law or the Stark Law), Section 3.15 (Employee Benefit Plans), Section 3.23 (No Brokers), Section 4.01 (Power and Authorization; Enforceability), Section 4.04 (Title), Section 4.05 (No Brokers) and Section 4.06 (Organization) (collectively, the “Specified Representations”), will not exceed an amount equal to $170,000,000; and
(C)    3.17 (Contracts) and 3.22 (Healthcare Matters) (but only to the extent such representations in Sections 3.17 and 3.22 arise out of (i) third party payor requirements, including Government Program payor requirements, (ii) Healthcare Laws other than those Healthcare Laws referenced in Section 9.01(b)(ii)(A) and (B), or (iii) claims for or actual monies recouped by any third party payor, including Government Program payors, for services provided by any of the Acquired Companies prior to the Closing) (collectively, the “General Healthcare Representations”), will not exceed $8,500,000.
(iii)    The Sellers’ aggregate liability for Losses in respect of claims for indemnification (A) in respect of any breaches of, or inaccuracies in, any of the representations and warranties as set forth in Section 9.01(a)(i) and Section 9.01(a)(iii) other than those representations and warranties referenced in clauses (A) through (C) of Section 9.01(b)(ii) and (B) pursuant to Section 9.01(a)(viii), solely in respect of items 3, 4 and 5 on Schedule 9.01(a)(viii), will not exceed $4,250,000.
(iv)    Claims for indemnification pursuant to any other provision of Section 9.01(a) are not subject to the monetary limitations set forth in this Section 9.01(b).
Section 9.02    Indemnification by the Buyer Parties.
(a)    Indemnification. Subject to the limitations set forth in this ARTICLE IX, the Buyer Parties shall jointly and severally indemnify and hold harmless the Sellers and each of their respective Affiliates, and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:
(i)    any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of any Buyer Party in this Agreement or in any schedule or certificate delivered by or on behalf of any Buyer Party pursuant to this Agreement; or
(ii)    any breach or violation of any covenant or agreement of any Buyer Party (including under this ARTICLE IX) or any covenant or agreement of any Acquired Company to the extent required to be performed or complied with by such Acquired Company after the Closing, in either case in or pursuant to this Agreement.
(b)    Monetary Limitations. The Buyer Parties will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 9.02(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds $1,000,000 (at which point the Buyer Parties will indemnify the Seller Indemnified Persons for all such Losses, including such initial $1,000,000) and the Buyer Parties’ aggregate liability in respect of claims for indemnification pursuant to Section 9.02(a)(i) will not exceed $8,500,000; provided, that the foregoing limitations will not apply to claims for indemnification pursuant to Section 9.02(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Section 5.01 (Organization), Section 5.02 (Power and Authorization), Section 5.04(b)(iii) (Noncontravention) and Section 5.05 (No Brokers) (collectively the “Buyer Fundamental Representations”), and Buyer’s aggregate liability in respect of claims for indemnification pursuant to the Buyer Fundamental Representations will not exceed $170,000,000. Claims for indemnification pursuant to any other provision of Section 9.02(a) are not subject to the limitations set forth in this Section 9.02(b).

Section 9.03    Time for Claims; Notice of Claims.
(a)    Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.01(a)(i), Section 9.01(a)(iii) or Section 9.02(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice is provided to the Indemnifying Party:
(i)    at any time prior to the date that is thirty-six (36) months after the Closing Date, in the case of any breach of, or inaccuracy in, any of the False Claims Act Representations or the representations in Section 3.14 (Taxes);
(ii)    at any time prior to the date that is twenty-four (24) months after the Closing Date, in the case of any breach of, or inaccuracy in, any Specified Representations or Buyer Fundamental Representations;
(iii)    at any time prior to the date that is eighteen (18) months after the Closing Date, in the case of any breach of, or inaccuracy in, any General Healthcare Representations; and
(iv)    at any time prior to the date that is twelve (12) months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representations and warranties.
Claims for indemnification pursuant to any other provision of Section 9.01(a) and Section 9.02(a) are not subject to the limitations set forth in this Section 9.03. All representations and warranties made in this Agreement will survive (and claims made under Section 9.01(a)(i), Section 9.01(a)(iii) or Section 9.02(a)(i) in respect of such representations and warranties may be brought) until the termination of the applicable survival period for claims specified in this Section 9.03(a).
(b)    Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this ARTICLE IX, the Indemnified Person shall give written notice of such claim to each Indemnifying Party within the applicable time limitations contained in Section 9.03(a). Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this ARTICLE IX, except to the extent such failure to include such information actually prejudices such Indemnifying Party.
Section 9.04    Third Party Claims.
(a)    Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this ARTICLE IX, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this ARTICLE IX, except to the extent such delay actually and materially prejudices the Indemnifying Party.
(b)    Assumption of Defense. The Indemnifying Party, at its sole cost and expense, will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 9.04(a). In addition, the Indemnifying Party will have the right, at its sole cost and expense, to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.04(a)

stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses (subject to the limitations set forth in Sections 9.01, 9.02, and 9.03) the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, subject to the limitations set forth in this ARTICLE IX, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv)  the Indemnified Person has not been advised by counsel that a conflict exists or would reasonably be expected to arise between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not arise in connection with Taxes or any criminal regulatory enforcement Action or an Action on behalf of a regulatory authority which would reasonably be expected to result in criminal penalties, sanctions or material Losses, and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim. The party controlling the defense of any Third Party Claim shall keep the other party reasonably advised of the status of proceedings with respect to such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the parties).
(c)    Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.
(d)    Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 9.04(b), or the evidence contemplated by clause (ii) of Section 9.04(b), within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.04(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, provided that the Indemnified Person shall reasonably consult with the Indemnifying Party prior to any settlement or entry of judgment. If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.04(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim subject to the foregoing limitation; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).
(e)    Consent to Jurisdiction Regarding Third Party Claim. The Buyer Parties and each of the Sellers each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 11.09 are incorporated herein by reference, mutatis mutandis.

(f)    Section 9.04 does not apply to Third Party Claims relating to Taxes, which shall be governed by Section 10.03(c).
Section 9.05    Indemnification Exclusive Remedy. Except for claims based on fraud, from and after the Closing, the right of each party hereto to demand and receive indemnification payments pursuant to this ARTICLE IX and ARTICLE X shall be the sole and exclusive monetary right and remedy exercisable by such party with respect to this Agreement; provided, however, that nothing in this ARTICLE IX, ARTICLE X or elsewhere in this Agreement shall affect the parties’ right to specific performance pursuant to Section 11.10.
Section 9.06    Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this ARTICLE IX are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this ARTICLE IX without regard to the availability of a remedy under any other provision of this ARTICLE IX.
Section 9.07    Certain Damages; Materiality. In no event shall the Indemnifying Party have liability to the Indemnified Person under this Agreement for (a) any consequential damages based on lost profits or a “multiple of damages” calculation, except (i) to the extent such damages were reasonably foreseeable or contemplated by the Parties or (ii) are awarded in connection with a Third Party Claim or (b) punitive damages, except to the extent such damages are awarded in connection with a Third Party Claim. The indemnification obligations set forth in Section 9.01(a)(i), Section 9.01(a)(iii) and Section 9.02(a)(i) shall be determined assuming that all qualifications contained in this Agreement, any Ancillary Agreement and each such schedule or certificate as to materiality, including each qualifying reference to the defined term “Material Adverse Effect”, the words “material” and “materially” and all similar phrases and words, were deleted therefrom, both for purposes of determining whether any breach has occurred and for purposes of determining the amount of Losses.
Section 9.08    No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that it will not make any claim for indemnification against either of the Buyer Parties or any Acquired Company by reason of the fact that such Seller was a controlling person, director, employee or Representative of an Acquired Company or was serving as such for another Person at the request of an Acquired Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Person against such Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement, any of the schedules or certificates delivered pursuant to this Agreement or any Ancillary Agreement, or any of the Contemplated Transactions, except to the extent that such claim brought by a Buyer Indemnified Person is finally determined to have not been a valid claim. With respect to any claim (other than a claim brought by a Buyer Indemnified Person that is finally determined to have not been a valid claim) brought by a Buyer Indemnified Person against any Seller under this Agreement or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions, such Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any Acquired Company with respect to any amounts owed by such Seller pursuant to this ARTICLE IX, ARTICLE X or otherwise.
Section 9.09    Manner of Payment. Any Indemnity Claims required to be paid by the Sellers pursuant to Section 9.01 shall be paid (i) (a) first, from the Indemnity Escrow Sub-Account pursuant to the Escrow Agreement until all such funds in the Indemnity Escrow Sub-Account are exhausted and (b) second, directly by the Sellers by wire transfer of immediately available funds; provided that (ii) in the case of any Indemnity Claims required to be paid by the Sellers pursuant to Section 9.01(a) related to Taxes, such Indemnity Claims shall be paid first (x) from the Tax Escrow Sub-Account (if the matter relates to escheat or unclaimed property), then (y) until up to $500,000 of Indemnity Claims related to Taxes have been paid from any amount remaining in the Indemnity Escrow Sub-Account or the Indemnity Escrow Sub-Account has

been exhausted or released, and thereafter (z) at the election of Buyer, from the Indemnity Escrow Sub-Account or from the Sellers.
ARTICLE X
TAX MATTERS
Section 10.01    Tax Returns.
Subject to Section 10.03(d)(ii):
(a)    To the extent permitted under applicable Legal Requirements, the Buyer shall include the Acquired Companies in its consolidated federal income Tax Return and any other applicable consolidated, combined, or unitary Tax Returns for all tax periods ending after the Closing Date. Sellers’ Representative shall prepare, or cause to be prepared, any income, franchise, or similar Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date consistent with the past practice of the Acquired Companies in filing Tax Returns (to the extent consistent with applicable Legal Requirements) and using the values established in the Appraisal Report and the tax basis established in the Tax Basis Report for the Distributed Assets. Such Tax Returns shall include a statement substantially to the effect that any gain attributable to the distribution of the Distributed Assets represents gain pursuant to Section 311 of the Code and that such amount, where appropriate, was determined based on the Appraisal Report obtained by the Company. The Sellers’ Representative shall provide copies of such Tax Returns to the Buyer for review and comment within ninety (90) calendar days following the Closing Date. The Buyer shall review and comment on such Tax Returns pursuant to the process set out in Section 2.12. Upon the final determination of the Final Closing Tax Amount, the Buyer shall file or cause to be filed such Tax Returns promptly after such final determination. Notwithstanding anything to the contrary in this Section 10.01(a), the Buyer shall file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes as necessary to avoid a late filing of such Tax Return; provided, however, that no such Tax Return shall be required to be filed reflecting a Tax position for which a financial statement reserve shall be required (as determined by the Buyer). In the event the Accounting Firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, the Buyer shall cause an amended Tax Return to be filed that reflects such resolution. The Sellers, or the Sellers’ Representative on behalf of the Sellers, shall pay to the Buyer an amount equal to any Taxes shown as due and owing on any such Tax Returns in excess of the amount taken into account in the calculation of the Final Closing Tax Amount, provided, however, that any such amounts shall be paid in accordance with the principles of Section 9.09(ii).
(b)    Subject to Section 10.02, Sellers’ Representative shall prepare and file or cause to be prepared and filed all other Tax Returns of the Acquired Companies for all Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date consistent with the past practice of the Acquired Companies in filing Tax Returns (to the extent consistent with applicable Legal Requirements) and using the values established in the Appraisal Report and the tax basis established in the Tax Basis Report for the Distributed Assets. Sellers’ Representative shall provide copies of such Tax Returns to the Buyer for review and comment at least 7 days prior to the due date for filing such Tax Returns (taking into account any applicable extensions). Analogous review and comment procedures to those set forth in Section 10.01(a) shall apply to such Tax Returns. The Sellers, or the Sellers’ Representative on behalf of the Sellers, shall pay to the Buyer an amount equal to any Taxes shown as due and owing on any Tax Returns for Pre-Closing Tax Periods (or in the case of such a Tax Return relating to a Straddle Period, the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date, as determined in accordance with Section 10.02) in excess of the amount taken into account in the calculation of the Final Closing Tax Amount, provided, however, that any such amounts shall be paid in accordance with the principles of Section 9.09(ii).
Section 10.02    Straddle Period. In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based upon or measured by income, gain, activities, events or the level of any item for the Pre-Closing Tax Period, and any transaction-based Tax, will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, and for determining liabilities for Taxes under this Agreement, the Tax period of any pass-through entity will be deemed to terminate at such time), provided that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.  The amount of any other Taxes for a Straddle Period, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 10.03    Transaction Deductions.
(a)    To the extent permitted by applicable Legal Requirements, the Transaction Deductions shall be reported on applicable income Tax Returns as income tax deductions of the applicable Acquired Company for the Tax year that includes the Closing Date and shall not be treated or reported as income tax deductions for a year or period beginning after the Closing Date (including under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any comparable or similar provision under state or local Legal Requirements).
(b)    Any net refunds of overpayments of estimated income Taxes for the Tax period ending on the Closing Date will be for the benefit of the Sellers, except to the extent any such refunds are attributable to a carry-back of net operating losses or other Tax attributes from a post-Closing Tax period. To the extent that any Tax Return for such Tax period prepared pursuant to Section 10.01 reflects such a refund, it will be claimed in cash. The Buyer will (promptly following receipt thereof) pay the amount of any such refund, net of all Taxes or out-of-pocket costs related to the receipt or payment thereof, to the Sellers, subject to Section 2.14.
(c)    Subject to Section 10.03(d)(ii), in the event of any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns of any Acquired Company (a “Tax Proceeding”) solely with respect to any Pre-Closing Tax Period, the Buyer shall inform the Sellers’ Representative of such Tax Proceeding promptly after the receipt by the Buyer of written notice thereof; provided, that no delay on the part of Buyer in notifying Sellers’ Representative will relieve Sellers’ Representative from any obligation under this ARTICLE X, except to the extent such delay actually and materially prejudices Sellers’ Representative. The Buyer and the Sellers’ Representative shall jointly control such Tax Proceedings, each at their own expense, and the parties shall not settle or otherwise resolve such Tax Proceeding without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    (i) Neither the Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company with respect to a Pre-Closing Tax Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed (it being agreed that it shall be unreasonable to withhold or delay consent to an amendment that does not result in any increase in liability for Taxes for any Pre-Closing Tax Period and that is made solely to correct the reported cost or Tax basis of any asset to the amount used by such Acquired Company to compute its Tax obligation), unless otherwise required by applicable Legal Requirements, and (ii) notwithstanding (i), promptly after the date hereof, the Acquired Companies shall initiate a voluntary disclosure process with respect to escheat and unclaimed property matters in such jurisdictions and for such Pre-Closing Tax Periods as Buyer and Sellers’ Representative jointly determine. The Acquired Companies shall engage the Atlanta, Georgia office of KPMG to advise with respect to such process, and the Buyer and Sellers’ Representative shall agree as to the proper apportionment of KPMG’s fees and expenses between Buyer and Sellers’ Representative. Sellers’ Representative shall prepare all required filings and provide drafts of such filings to Buyer for Buyer’s review and comment. Sellers’ Representative shall consider in good faith any comments provided by Buyer within ten (10) calendar days of Buyer’s receipt of any such draft. The Acquired Companies shall submit such filings to the appropriate Taxing authority. Subject to the apportionment above, Sellers shall be liable for any Taxes, costs, expenses or liabilities incurred or owed with respect to the voluntary disclosure processes described above, provided that such amounts shall be paid in accordance with Section 9.09 of this Agreement.
(e)    Sellers shall have no liability for Taxes under this Agreement for actions taken by or at the direction of Buyer on the Closing Date after the Closing, other than transactions in the ordinary course of business or transactions contemplated under this Agreement.
(f)    The Buyer shall not cause or permit an election under Section 338 of the Code to be made with respect to the transactions contemplated by this Agreement.
Section 10.04    Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving any Acquired Company (other than any such Contractual Obligation solely among the Acquired Companies) will be terminated prior to the Closing and, after the Closing, neither the Buyer nor any of the Acquired Companies will be bound thereby or have any liability thereunder.
Section 10.05    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges (“Transfer Taxes”) incurred in connection with the Contemplated Transactions, will be paid by Sellers when due. The Sellers’ Representative will, at the expense of the Sellers, file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and the Buyer Parties will (and will cause their Affiliates to) cooperate with the Sellers’ Representative in preparing and filing any such Tax Returns and other documentation.
Section 10.06    Cooperation on Tax Matters. The Buyer Parties, the Acquired Companies, and the Sellers’ Representative will cooperate fully, as and to the extent reasonably requested by any of the Buyer Parties, the Acquired Companies or the Sellers’ Representative, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.
Section 10.07    Indemnification Payments. Any indemnification or other payments made pursuant to ARTICLE IX or ARTICLE X shall, to the extent permitted by applicable Legal Requirements, be treated as an adjustment to the applicable purchase price. The amount of Losses for which indemnification is available under Article IX shall be calculated net of any net Tax benefits actually received in cash (or that reduce cash Taxes paid) in the year of Loss or the subsequent year by any Indemnified Party as a result of the occurrence giving rise to the Losses.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Sellers’ Representative.
(a)    By virtue of the approval of this Agreement pursuant to the Organizational Documents and the DGCL, the Sellers’ Representative is hereby appointed as the sole and exclusive agent, proxy and attorney-in-fact for each Seller for all purposes of this Agreement, the Ancillary Agreements and the Contemplated Transactions, with full and exclusive power and authority to act on such Seller’s behalf. The appointment of the Sellers’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Seller. Without limiting the generality of the foregoing, the Sellers’ Representative is hereby authorized, on behalf of the Sellers, to:

(i)    in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Seller necessary to effectuate the Closing and consummate the Contemplated Transactions;
(ii)    receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.12, ARTICLE IX or ARTICLE X or any other Actions directly or indirectly arising out of or relating to this Agreement, any Ancillary Agreement or the Contemplated Transactions;
(iii)    receive and give all notices, make all decisions and take all other actions on behalf of the Sellers in connection with the escrow account established pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow account any amounts owed by the Sellers pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the Contemplated Transactions;
(iv)    collect, hold and deliver to the Buyer the Letters of Transmittal, certificates representing Common Stock and other documents or instruments required to be delivered by any Seller to the Buyer at the Closing;
(v)    collect, hold and deliver to the Sellers any amount of funds payable by the Buyer Parties or their Affiliates to, or for the benefit of, the Sellers hereunder or under any Ancillary Agreement, including the aggregate Closing Per Share Cash Merger Consideration, Non-Designated Equityholder Option Consideration, Designated Equityholder Option Consideration, Warrant Consideration and any amounts from the Indemnity Escrow Sub-Account, the Tax Escrow Sub-Account and the Working Capital Escrow Sub-Account that are released to the Sellers;
(vi)    execute and deliver, should the Sellers’ Representative elect to do so in its good faith discretion, on behalf of the Sellers, any amendment to, or waiver of, any term or provision of this Agreement or any Ancillary Agreement, or any consent, acknowledgment or release relating to this Agreement or any Ancillary Agreement; and
(vii)    take all other actions permitted or required to be taken by or on behalf of the Sellers under this Agreement or any Ancillary Agreement and exercise any and all rights that the Sellers or the Sellers’ Representative are permitted or required to do or exercise under this Agreement or any Ancillary Agreement.
(b)    The Sellers’ Representative shall not be held liable by any of the Sellers for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. The Sellers will jointly and severally indemnify (in accordance with their Pro Rata Percentages) the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder, except for Losses arising out of or caused by the Sellers’ Representative’s gross negligence, bad faith or willful misconduct. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers hereunder, and the Buyer Parties agree that they will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

(c)    The Buyer Parties and the other Buyer Indemnified Persons may rely on the appointment and authority of the Sellers’ Representative granted pursuant to this Section 11.01 until receipt of written notice of the appointment of a successor Sellers’ Representative made in accordance with this Section 11.01. In so doing, the Buyer Parties and the other Buyer Indemnified Persons may rely on any and all actions taken by and decisions of the Sellers’ Representative under this Agreement and the Ancillary Agreements notwithstanding any dispute or disagreement among any of the Sellers or the Sellers’ Representative with respect to any such action or decision without any liability to, or obligation to inquire of, any Seller, the Sellers’ Representative or any other Person. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all the Sellers and shall be final and binding upon each of the Sellers. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Sellers (determined by reference to their respective Pro Rata Percentages) and delivered to the Buyer, the Sellers may remove and designate a successor Sellers’ Representative; provided, that such successor Sellers’ Representative must be reasonably acceptable to the Buyer. If the Sellers’ Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor that is reasonably acceptable to the Buyer is appointed by such holders of a majority-in-interest of the Sellers (determined by reference to their respective Pro Rata Percentages) within ten (10) Business Days, then the Buyer shall have the right to appoint another Seller to act as the replacement Sellers’ Representative who shall serve as described in this Agreement and, under such circumstances, the Buyer Parties and the other Buyer Indemnified Persons shall be entitled to rely on any and all actions taken and decisions made by such replacement Sellers’ Representative.
Section 11.02    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Central time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Central time) on any Business Day or on any day other than a Business Day, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:
If to either of the Buyer Parties, the Surviving Corporation or any other Acquired Company, to:
c/o Encompass Home Health & Hospice
6688 N. Central Expressway, Suite 1300
Dallas, TX 75206
Facsimile: 214-239-6503
Attention: Sean Gaffney
with a copy to (which shall not constitute notice) to:
Ropes & Gray LLP
191 N. Wacker Drive, 32nd Floor
Chicago, IL 60606
Facsimile: 312-845-5532
Attention: Neill P. Jakobe
If to the Sellers’ Representative, to:

Capitol Partners, L.L.C.
1808 Eye Street, NW
Washington, DC 20006
Facsimile: 202-955-7966
Attention: Maher Jubeir
with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Facsimile: 404-572-5132
Attention: Jon R. Harris, Jr.
Thomas H. Hawk III
Each of the Buyer and the Acquired Companies, on one hand, and the Sellers’ Representative, on the other hand, may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.01 to the other. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.
Section 11.03    Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party hereto may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other parties hereto, and any attempt to do so will be null and void ab initio; provided, that (a) any Buyer Party may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as such Buyer Party is not relieved of any liability or obligations hereunder, (b) any Buyer Party may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all of its assets or designate such purchaser to perform its obligations hereunder and (c) any of the Buyer Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that it is hereby acknowledged and agreed by the parties hereto that any Indemnified Person that is not party hereto is intended to be an express third party beneficiary of ARTICLE IX of this Agreement.
Section 11.04    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer, the Company and the Sellers’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.05    Entire Agreement. This Agreement, together with the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein and therein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including that certain letter of intent, dated June 2, 2015, between Buyer and the Company. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
Section 11.06    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF, JPEG or similar signature page) and each such counterpart signature page will constitute an original for all purposes.
Section 11.07    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
Section 11.08    Governing Law. The rights of the parties hereunder and all Actions arising from, in connection with or relating to this Agreement, any Ancillary Agreement or the Contemplated Transactions, will be governed by and construed and enforced in accordance with the domestic substantive laws the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 11.09    Jurisdiction; Venue; Service of Process.
(a)    Jurisdiction. Subject to the provisions of Section 2.12 (Closing Cash Merger Consideration Adjustment) and Section 9.04(e) (Indemnified Person’s Control of Third Party Claims), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if but only if such courts lack jurisdiction, the United States District Court for the District of Delaware) for the purpose of any Action among any of the parties hereto arising from, in connection with or relating to this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Service of Process. Each of the parties to this Agreement hereby consents to service of process in any Action among any of the parties hereto arising from, in connection with or relating to this

Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law.
Section 11.10    Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties hereto agrees that, without posting a bond or other undertaking, the other parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court referenced in Section 11.09 in addition to any other remedy to which it may be entitled, at law or in equity. Each party hereto further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
Section 11.11    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH
ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 11.12    Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. No exceptions to any representations or warranties disclosed on any Schedule shall constitute (i) an exception to any representation or warranty contained herein unless such representation or warranty expressly calls for a corresponding Schedule, or (ii) a disclosure made on any other Schedule, except any disclosure shall be deemed to have been disclosed on those other Schedules for which it is reasonably apparent on the face of such disclosure that such disclosure has applicability to such other Schedules notwithstanding the omission of an appropriate cross-reference to such other Schedule.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement and Plan of Merger as of the date first above written.

THE BUYER:	ADVANCED HOMECARE MANAGEMENT INC. d/b/a ENCOMPASS HOME HEALTH & HOSPICE By: /s/ April Anthony Name: April Anthony Title: Vice President

MERGER SUB:	EHH MERGER SUB CORPORATION By: /s/ April Anthony Name: April Anthony Title: Vice President

THE COMPANY:	CARESOUTH HEALTH SYSTEM, INC. By: /s/ John M. Southern Name: John M. Southern Title: Chief Financial Officer

THE SELLERS’ REPRESENTATIVE:	CAPITOL PARTNERS, L.L.C., solely in its capacity as the Sellers’ Representative

By: /s/ Maher Jubeir
Name: Maher Jubeir
Title: Manging Partner

THE PRINCIPAL STOCKHOLDERS:        By: /s/ Rick W. Griffin
Name: Rick W. Griffin, solely in his
capacity as a Seller

By: /s/ John M. Southern
Name: John M. Southern, solely in his
capacity as a Seller

[Signature Page to Agreement and Plan of Merger]

CAPITOL PARTNERS I, L.P., solely in its capacity as a
Seller

By: Capitol Partners, L.L.C., a Delaware limited liability Company, as its General Partner

By: /s/ Maher Jubeir
Name: Maher Jubeir
Title: Managing Partner

CAPITOL PARTNERS II, L.P., solely in its capacity as a
Seller

By: Capitol Partners II, L.L.C., a Delaware limited
Liability company, as its General Partner

By: /s/ Maher Jubeir
Name: Maher Jubeir
Title: Managing Partner

CAPITOL PARTNERS III, L.P., solely in its capacity as a
Seller
By: Capitol Partners III, L.L.C., a Delaware limited
Liability company, as its General Partner

By: /s/ Maher Jubeir
     Name: Maher Jubeir
Title: Managing Partner

[Signature Page to Agreement and Plan of Merger]

LIST OF SCHEDULES

[Schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.]

EXHIBITS
Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Letter of Transmittal
Exhibit C         Form of Transition Services Agreement
Exhibit D        Allocation Schedule

ANNEXES

Annex I            Reference Capitalization Table
Annex II        Pro Rata Percentages

SCHEDULES

Schedule 1.01(a)     Distributed Assets
Schedule 1.01(b)     Excluded Entities
Schedule 2.10(f)     Debt
Schedule 3.01         Organization
Schedule 3.03         Authorization of Governmental Authorities
Schedule 3.04         Noncontravention
Schedule 3.05         Capitalization of the Acquired Companies
Schedule 3.06         Financial Matters
Schedule 3.07         Absence of Certain Developments
Schedule 3.08         Debt; Guarantees
Schedule 3.09         Assets
Schedule 3.10         Shared Services and Assets
Schedule 3.11         Real Property
Schedule 3.12         Intellectual Property
Schedule 3.13         Legal Compliance; Illegal Payments; Permits
Schedule 3.14         Tax Matters
Schedule 3.15         Employee Benefit Plans
Schedule 3.16         Environmental Matters
Schedule 3.17(a)     Contracts
Schedule 3.18         Related Party Transactions
Schedule 3.19         Labor Matters
Schedule 3.20         Litigation; Governmental Orders
Schedule 3.21         Insurance
Schedule 3.22         Healthcare Matters
Schedule 3.24         Payors
Schedule 4.02         Authorization of Governmental Authorities
Schedule 4.03         Noncontravention
Schedule 4.04         Title
Schedule 4.05         No Brokers
Schedule 5.03         Authorization of Governmental Authorities
Schedule 6.10         Excluded Confidential Information and Trade Secrets
Schedule 6.11         Restricted Area; LCS Facilities

Schedule 6.14         Health and Welfare Plans; Employees
Schedule 9.01(a)(viii)     Specific Indemnity